UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

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2023

ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

THE GREENBRIER COMPANIES

 FROM OUR BOARD

Dear Shareholders:

On behalf of our Board of Directors, we are pleased to invite you to Greenbrier’s 2023 Annual Meeting of Shareholders. We strive to provide value to all our stakeholders, understanding that we have an obligation to be a positive force in corporate governance, environmental sustainability and social responsibility.

In fiscal 2022, we concluded executive transitions tied to succession planning. William A. Furman co-founded Greenbrier in 1981. During his tenure as CEO, Greenbrier became a multi-billion dollar company with operations that expanded worldwide with a consistent history of delivering shareholder value. In March 2022, Greenbrier’s Board of Directors voted unanimously to appoint a new CEO when Bill transitioned to Executive Chairman prior to his retirement from Executive Office on August 31, 2022. We look forward to building on the legacy formed by the Company in 1981.

We have engaged in many discussions with stakeholders, including conversations about our succession plans and commitment to Board refreshment. Your feedback is helpful as we work to increase Greenbrier’s value to shareholders and incorporate the most relevant governance practices into our operations. We are confident in our ability to drive growth and increase shareholder returns.

Along with the Board of Directors, our leadership team and more than 16,000 employees, we thank you for your continued support and investment. We look forward to your participation at the Annual Meeting on January 6, 2023.

Admiral Thomas B. Fargo

Board Chair

Lorie L. Tekorius

CEO and President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2023 ANNUAL MEETING INFORMATION

Meeting Date: Friday, January 6, 2023	Meeting Access: www.virtualshareholder meeting.com/GBX2023	Meeting Time: 2:00 p.m. (Pacific Time)	Record Date: November 3, 2022

PROXY VOTING

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please promptly vote by telephone or over the internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

ONLINE	BY PHONE	BY MAIL

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended August 31, 2022, are available at http://materials.proxyvote.com/393657

Our Board has determined and authorized that the Annual Meeting be conducted virtually solely by remote communication beginning at 2:00 p.m. Pacific Time on January 6, 2023, via webcast at www.virtualshareholdermeeting.com/GBX2023. You may notify the Company of your desire to participate in the meeting by logging into the online site in advance of the meeting. The Annual Meeting is being held for the purpose of voting on the items set forth below and to transact such other business as may properly come before the meeting.

ITEMS TO BE VOTED ON

Proposal 1	—	Election of Directors	Page 17

Proposal 2	—	Advisory Approval of Executive Compensation	Page 44

Proposal 3	—	Ratification of Appointment of Independent Auditors	Page 47

As of the date of this Notice, the Company has not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Holders of record of our Common Stock at the close of business on November 3, 2022, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Christian M. Lucky Secretary November 14, 2022

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting. This Proxy Statement is first being released to shareholders on November 14, 2022.

PROPOSAL 1 Election of Directors

The Board recommends a vote FOR all Director Nominees

Our Nominating and Corporate Governance Committee and our Board recommend that shareholders vote “FOR” all director nominees as they have determined that each of the nominees possesses the right experience and qualifications to effectively oversee Greenbrier’s business strategy and risk management. Four of the nominees are nominated for a three-year term while one nominee (Ms. Tekorius) is nominated for a one-year term.

See “Proposal 1, Election of Directors” on page 17 of this Proxy Statement.

DIRECTOR NOMINEES

The following table summarizes the qualifications of the director nominees.

Name	Summary of Basis for Recommendation

Wanda F. Felton	Ms. Felton has served on the Greenbrier Board since 2017. She provides significant capital markets, emerging markets, business development and governmental experience. Ms. Felton is an “audit committee financial expert” under NYSE and SEC rules. The Board recommends a vote “FOR” Ms. Felton.

Graeme A. Jack

Mr. Jack has served on the Greenbrier Board since 2006 and is Chair of the Audit Committee. He provides accounting and financial reporting expertise and experience in international business transactions. Mr. Jack is an “audit committee financial expert” under NYSE and SEC rules. The Board recommends a vote “FOR” Mr. Jack.

David L. Starling

Mr. Starling has served on the Greenbrier Board since 2017. Mr. Starling is the former CEO of a Class I railroad and provides over 40 years of operating expertise in North America and international rail markets. The Board recommends a vote “FOR” Mr. Starling.

Lorie L. Tekorius

Ms. Tekorius joined the Greenbrier Board in March 2022. Ms. Tekorius was appointed as Greenbrier’s CEO in March 2022 and is a 25+ year employee of the Company. She provides significant company and industry knowledge, in addition to organizational leadership and financial and operational expertise. The Board recommends a vote “FOR” Ms. Tekorius.

Wendy L. Teramoto

Ms. Teramoto previously served on the Greenbrier Board from 2009 to 2017 and joined again in 2019. She brings investment management and financial expertise, and experience with manufacturing and other heavy industry companies to the Board. Ms. Teramoto is an “audit committee financial expert” under NYSE and SEC rules. The Board recommends a vote “FOR” Ms. Teramoto.

THE GREENBRIER COMPANIES	2023 Proxy Statement	1

PROXY SUMMARY

PROPOSAL 2 Advisory Approval of Executive Compensation	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for fiscal 2022.
See “Proposal 2, Advisory Approval of Executive Compensation” on page 44 of this Proxy Statement.

Executive Compensation At-a-Glance

At our 2022 Annual Meeting, approximately 88% of shareholders who voted cast votes in favor of approving the compensation of our named executive officers. We continue to engage regularly with our shareholders and recognize the importance of shareholder feedback and compensation program alignment.

Performance Highlights

Below are the key financial metric results for our fiscal 2022 executive incentive programs. EBITDA and ROIC are non-GAAP financial measures that management believes are helpful in evaluating our financial performance. See Appendix B for a reconciliation of these measures to the most comparable GAAP measures.

Short-Term Incentive	Long-Term Incentive

Annual EBITDA $231 MILLION Goal: $180 million	3-Year Cumulative EBITDA No Payout- Did not meet Threshold Goal: $1.1 billion

Annual EPS $1.40 Goal: $0.66	3-Year Return on Invested Capital (ROIC) No Payout- Did not meet Threshold Goal: 11.0%

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PROXY SUMMARY

Compensation Highlights

The Company’s incentive compensation payouts demonstrate the Compensation Committee’s rigor in setting performance targets and also reflect the cyclical nature of our business. When setting the short-term and long-term incentive metrics and ranges, the Compensation Committee considers the macro business environment, industry backlog, the Company’s backlog, production and delivery schedules, and other factors such as supply chain disruptions, that impact our industry and demand for our products.

The fiscal 2022 annual incentive program metrics set in August 2021 reflected many uncertainties including limited demand visibility, supply chain disruptions and uneven labor availability against a backdrop of emerging COVID-19 variants. We were able to successfully navigate these challenges by increasing production rates more than 50% and headcount by 35%, generating stronger than expected results for the year. No adjustments were made to our Annual Incentive metrics or payout levels.

The long-term incentive performance program that completed August 31, 2022, reflected metrics set in the Fall of 2019 when projected deliveries reflected a stable industry cycle and prior to the onset of the COVID-19 pandemic and resulting economic weakness. We experienced actual industry deliveries over 30% lower than expectations. No adjustments were made to our long-term incentive program performance metrics or payout levels, which resulted in no payout in 2022 under our long-term incentive program.

SHORT-TERM INCENTIVE	2022 AVERAGE PAYOUT FOR ALL NEOs		2021 AVERAGE PAYOUT FOR ALL NEOs		2020 AVERAGE PAYOUT FOR ALL NEOs
1-year performance period	164.6%	OF TARGET	94.1%	OF TARGET	83.7%	OF TARGET

LONG-TERM INCENTIVE	2022 AVERAGE PAYOUT FOR ALL NEOs		2021 AVERAGE PAYOUT FOR ALL NEOs		2020 AVERAGE PAYOUT FOR ALL NEOs
3-year performance period	0.0%	OF TARGET	39.8%	OF TARGET	28.6%	OF TARGET

PROPOSAL 3 Ratification of Appointment of Independent Auditors	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as auditors for fiscal 2023.
See “Proposal 3, Ratification of Appointment of Independent Auditors” on page 47 of this Proxy Statement.

THE GREENBRIER COMPANIES	2023 Proxy Statement	3

CORPORATE GOVERNANCE

Board Composition

Our Board of Directors (“Board”) is composed of 11 directors. Nine directors are independent and not employed by Greenbrier. The Company’s co-founder and former Executive Chairman, Bill Furman, retired from all executive offices on August 31, 2022. He will remain a Board member until the end of his current term at the Annual Meeting of Shareholders in January 2024. As part of the Company’s succession plan, Lorie L. Tekorius was appointed as CEO & President of Greenbrier in March 2022. She was subsequently appointed to the Board of Directors and will stand for election at the Annual Meeting of Shareholders to be held on January 6, 2023 (“2023 Annual Meeting”). Upon Mr. Furman’s retirement as Executive Chairman, the Board elected Admiral Thomas Fargo as an independent Chair of the Board in September 2022. In the following pages, we highlight key areas of experience that qualify each director to serve on the Board. The Board has determined it is in the best interests of the Company and its stakeholders for each of the directors to continue serving on the Board.

Wanda F. Felton	AGE: 64 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee and was confirmed twice by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on the team of economic deputies that advised the National Security Staff and the President’s Export Council on trade and investment. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which was responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including rail equipment and aircraft, to emerging markets. She was also an ex officio member of the Enterprise Risk Management Committee. Until recently, Ms. Felton was a Senior Advisor to Spencer Stuart’s North American Board Practice focused on diversity. In September 2021, she joined Demopolis Equity Partners, a private equity fund that will invest in technology-enabled businesses (primarily fintech and e-commerce) upon formation. She continues to serve as a Trustee of The Cooper Union for the Advancement of Science and Art.

QUALIFICATIONS: Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board. Additionally, Ms. Felton is an “audit committee financial expert” under NYSE and SEC rules.

Graeme A. Jack	AGE: 71 POSITION: Director and Chair of the Audit Committee

DIRECTOR SINCE: 2006 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is an independent non-executive director of the Hutchison Port Holdings Management Pte. Limited, the trustee manager of Hutchison Port Holdings Trust and HUTCHMED (China) Limited. For the six years ended June 30, 2021, Mr. Jack was an independent non-executive director of COSCO SHIPPING Development Company Limited.

QUALIFICATIONS: Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally, and in China in particular. Under NYSE and SEC rules, Mr. Jack is an “audit committee financial expert.”

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CORPORATE GOVERNANCE

David L. Starling	AGE: 72 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Mr. Starling has served as a member of the Board since 2017. Mr. Starling also serves as Chairman of the Board of Ports America, the largest port and terminal operator in the United States. In 2021, he was appointed as Trustee of the voting trust in the Canadian Pacific & Kansas City Southern (KCS) merger. Additionally, Mr. Starling is a Senior Advisor for Oaktree Infrastructure Fund, with nearly $2.5 billion assets under management, and a part of Oaktree Capital Management. The Fund invests in companies that provide products and services to support infrastructure assets. Previously, Mr. Starling served as director, President and Chief Executive Officer of Kansas City Southern, a Class I railroad, from 2010 to 2016. He served as President and Chief Operating Officer of KCS from 2008 to 2010. Prior to that, he was Vice Chairman of the Board of Directors of Kansas City Southern de Mexico. Mr. Starling has served as Vice Chairman of the Board of Directors of Panama Canal Railway Company and Panarail, and on the Board of Ferrellgas Partners LP from 2014 to 2017. Before joining KCS, Mr. Starling served as President and Director General of Panama Canal Railway Company from 1999 through 2008.

QUALIFICATIONS: Mr. Starling’s more than 40 years of operating experience provides Greenbrier’s Board with unique railroading expertise in both North America and international markets.

Lorie L. Tekorius	AGE: 55 POSITIONS: Director and Chief Executive Officer

DIRECTOR SINCE: 2022 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: In March 2022, Ms. Tekorius became Greenbrier’s Chief Executive Office and President. Prior to this, she was Greenbrier’s President and Chief Operating Officer (COO), leading strategic planning, maintenance services, management services and the accounting, finance, human resources and other administrative functions. Ms. Tekorius joined Greenbrier in 1995 and served in various financial and operating roles of increasing responsibility. In 2016, she was appointed Executive Vice President (EVP), Chief Financial Officer (CFO), a role where she was recognized as Oregon’s 2017 CFO of the Year by the Portland Business Journal. In 2018, she was promoted to EVP, COO. Also in 2018, Ms. Tekorius was recognized as one of 14 “Women in Rail” by Railway Age in recognition of her contributions to the industry. She is a member of the Board of Directors of the Alamo Group, Inc. and sits on the Audit and Nominating and Corporate Governance Committees. Ms. Tekorius is an active community member, serving as the President of the Providence St. Vincent Medical Foundation Council of Trustees.

QUALIFICATIONS: As a 25+ year employee of Greenbrier, Ms. Tekorius provides significant company-specific and industry knowledge, in addition to financial and operational expertise.

Wendy L. Teramoto	AGE: 48 POSITION: Director

DIRECTOR SINCE: 2019 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Ms. Teramoto has served as a member of the Board since 2019. She has been a senior investment management professional with an affiliate of Fairfax Financial Holdings Limited since 2018. From 2017 to 2018, she served in a senior capacity at the United States Department of Commerce. Until 2017, Ms. Teramoto was a Managing Director and a senior investment management professional, and a founding partner, at a New York-based private equity firm affiliated with Invesco Ltd. Ms. Teramoto has served as a board member for several companies in the transportation sector. In addition to serving on many private boards, Ms. Teramoto previously served on the Greenbrier Board from 2009 to 2017, and on the board for Navigator Holdings Ltd. from 2014 to 2017.

QUALIFICATIONS: Ms. Teramoto brings investment management and financial expertise, and experience with manufacturing and other heavy industry companies to the Board. Additionally, Ms. Teramoto is an “audit committee financial expert” under NYSE and SEC rules.

THE GREENBRIER COMPANIES	2023 Proxy Statement	5

CORPORATE GOVERNANCE

Thomas B. Fargo	AGE: 74 POSITION: Chair of the Board and Chair of the Compensation Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2025

EXPERIENCE: Admiral Fargo has served as a member of the Board since 2015. He was Lead Director from January 2021 through August 2022. In September 2022, Admiral Fargo was elected Chair of the Board of Directors upon Mr. Furman’s retirement from executive offices. He is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force in the Asia-Pacific Theater. He serves as the Board Chair of Hawaiian Electric Industries and is on the Board of Directors for Matson, Inc. Previously, Admiral Fargo served as the Board Chairs of USAA and Huntington Ingalls Industries and served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc. and Hawaiian Airlines.

QUALIFICATIONS: Admiral Fargo brings executive leadership and operational, manufacturing and international expertise to the Board.

William A. Furman	AGE: 78 POSITIONS: Director (Retired Executive Chairman of the Board of Directors)

DIRECTOR SINCE: 1994 CURRENT TERM EXPIRATION: 2024

EXPERIENCE: Mr. Furman has served as a member of the Board and as the Company’s Chief Executive Officer from 1994 until his retirement in 2022. He was Chairman of the Board of Directors from January 2014 until his retirement and served as Executive Chairman from March 2022 to August 2022. As a founder, Mr. Furman has been associated with the Company and its predecessor companies since 1974. He has led the Company through incredible growth over the last decade, including international expansion and significantly increased market share in North America, and is highly experienced in the cycles of our business. Mr. Furman led the Company through the global crisis presented by the COVID-19 pandemic. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier, he was General Manager of the Finance Division of FMC Corporation. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

QUALIFICATIONS: As a founder of the Company, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

Antonio O. Garza	AGE: 63 POSITION: Director

DIRECTOR SINCE: 2021 CURRENT TERM EXPIRATION: 2025

EXPERIENCE: Ambassador Garza has served as a member of the Board since 2021. He is Counsel in the Mexico City office of White & Case LLP, a global law firm. Prior to joining White & Case, Ambassador Garza served as the U.S. Ambassador to Mexico from 2002 to 2009. He also is currently a director of Kansas City Southern, a Class 1 railroad, and is the Chairman of its Mexican subsidiary Kansas City Southern de México. Ambassador Garza is also on the Board of MoneyGram International, Inc. and Americas Technology Acquisition Corp. He was Chairman of the Railroad Commission of Texas, elected to that statewide office in 1998, and served through 2002. Ambassador Garza is a member of the Board of Trustees of Southern Methodist University. He also is a director of the Americas Society, the U.S. Chamber of Commerce in Mexico and is a member of the Council on Foreign Relations (CFR) and COMEXI, the CFR’s Mexican counterpart. From 1994 through 1997, he was the State of Texas Secretary of State, and Senior Policy Advisor to the Governor of Texas. He is a member of the State Bar of Texas, the District of Columbia Bar and is admitted to practice before the United States Supreme Court. Ambassador Garza is a past recipient of the Aguila Azteca (Aztec Eagle), the highest honor bestowed by the Mexican government on a foreign national.

QUALIFICATIONS: Ambassador Garza brings international expertise and rail industry, legal and governmental experience to the Board.

6	2023 Proxy Statement	THE GREENBRIER COMPANIES

CORPORATE GOVERNANCE

James R. Huffines	AGE: 71 POSITION: Director

DIRECTOR SINCE: 2021 CURRENT TERM EXPIRATION: 2025

EXPERIENCE: Mr. Huffines has served as a member of the Board since 2021. Mr. Huffines has over 35 years of experience in banking and finance. He most recently served as Chief Operating Officer for subsidiaries of Hilltop Holdings, Inc., an NYSE publicly-traded financial company, and on the Board from 2012-2017. From 2007 to 2012, Mr. Huffines also served on the Board of Energy Future Holdings as an independent director and as the Board’s Audit Committee Chairman. Mr. Huffines presided as Chairman on the University of Texas System board of regents for four years during his seven years as a Regent. He also was on the Board and Audit Chair of the UTIMCO, a $35 billion endowment fund for higher education in Texas. Mr. Huffines currently serves on the holding company board of Susser Bank Holdings, a $1.9 billion privately owned financial institution.

QUALIFICATIONS: Mr. Huffines brings banking and finance expertise, public company and governmental experience to the Board. Under NYSE and SEC rules, Mr. Huffines is an “audit committee financial expert.”

Charles J. Swindells	AGE: 80 POSITION: Director

DIRECTOR SINCE: 2005 CURRENT TERM EXPIRATION: 2024

EXPERIENCE: Ambassador Swindells has served as a member of the Board since 2005. He also provides consulting services to the Company on international projects. Ambassador Swindells is currently engaged as an advisor to Bessemer Trust, an independent provider of investment management and wealth planning to families and individuals. He served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Ambassador Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, he was Vice Chairman of U.S. Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. Ambassador Swindells also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. He was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous nonprofit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon.

QUALIFICATIONS: Ambassador Swindells brings financial and global business expertise, senior executive leadership, governance expertise and high-ranking government experience to the Board.

Kelly M. Williams	AGE: 58 POSITION: Director and Chair of the Nominating and Corporate Governance Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2024

EXPERIENCE: Ms. Williams has served as a member of the Board since 2015. Ms. Williams is the CEO of the Williams Legacy Foundation. Ms. Williams was a senior advisor of GCM Grosvenor Private Markets from June 2015 until January of 2019. Until June 1, 2015, Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2014, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was director of the Customized Fund Investment Group. She was with the Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an attorney at Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several for profit and not-for profits and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of the Most Powerful Women in Finance by American Banker Magazine from 2011-2014. Ms. Williams also serves as President of the Nantucket Historical Association, and as a board member of Union College.

QUALIFICATIONS: Ms. Williams brings executive management and financial and investment expertise to the Board.

THE GREENBRIER COMPANIES	2023 Proxy Statement	7

CORPORATE GOVERNANCE

Governance Highlights

Independent Oversight

•   9 of the 11 members (over 80%) of our Board meet the independence criteria established by the New York Stock Exchange and the Securities and Exchange Commission. Lorie L. Tekorius (our CEO) and William “Bill” A. Furman (co-founder and former Executive Chair) are the only non-independent members of the Board

•   Eight of the nine independent directors of the Board, including all committee members, committee chairs, and the new Chair, meet the heightened standard of independence described below in “Board Independence”

• Our independent directors regularly hold separate executive sessions at Board meetings and at committee meetings
• Regular review of independent directors’ committee roles
• The Board actively oversees strategy, risk management, ESG and human capital management including our commitment to inclusion, diversity, equity, access and leadership (IDEAL)
• Upon the retirement of Bill Furman, the Chair of the Board is and will be an independent director

Board Refreshment	• Six new directors have joined the Board since 2017 (55% of the Board has been refreshed)
• Average tenure of the Board, excluding the co-founder Mr. Furman, is six years
• The Board promotes ongoing director education, including through our membership in the National Association of Corporate Directors
• The Company received a “3+” rating (one of their highest ratings) from the 50/50 Women on Boards organization for having three or more female directors
• Board succession planning is an ongoing process with a focus on integrity, experience, diversity and mix of tenure of directors
• The Board regularly engages in identifying highly qualified candidates for future Board service

High Governance Standards	• Demonstrated commitment to shareholder and stakeholder engagement
• Our Code of Business Conduct and Ethics applies to all directors, officers, employees, and consultants
• Average attendance of directors at Board and committee meetings exceeded 95% over the last five years
• The Company maintains substantial Director and officer stock ownership requirements
• The Board reviews each director’s independence qualifications annually
• Pledging or hedging of Company stock by directors and executives is prohibited

Recent Accomplishments	• Successful execution of the CEO succession plan resulting in the appointment of Lorie L. Tekorius as CEO and President in a seamless transition

•   Completed multi-year succession plan that resulted in refreshment of several executive offices including the President of Manufacturing, Chief Commercial & Leasing Officer and the head of Global Sourcing

• Admiral Thomas B. Fargo elected as independent Chair of the Board effective September 2022
• Regular review and implementation of the Company’s succession planning process for key leadership and operational positions

•   Publication of the Company’s fourth annual Environmental, Social and Governance (ESG) Report, demonstrating advancement toward specific goals and continued progress on enhancing ESG reporting metrics

• Board support drives continued advancement of the Company’s Inclusion, Diversity, Equity, Access and Leadership (IDEAL) commitment
• Increased gender diversity on our Board from 30% to 36% with ethnic diversity of 27%

Board Independence

The Board makes all determinations with respect to director independence in accordance with New York Stock Exchange (NYSE) and Securities and Exchange Commission (SEC) requirements. In addition, the Board established enhanced guidelines to assist in making determinations regarding director independence (the “Independence Guidelines”), which are set forth in our Corporate Governance Guidelines and are available on the Company’s website at http://www.gbrx.com/corporate-governance. Among other things, this heightened standard prohibits directors from serving on a committee if they receive any compensation from the Company in addition to their compensation for Board service. All of our directors who serve on Committees satisfy this heightened standard of independence, which further safeguards our Board’s autonomy and alignment with shareholders.

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CORPORATE GOVERNANCE

Based on its annual assessment of director independence, the Board has determined affirmatively that 9 of its 11 directors meet the independence criteria established by NYSE and SEC rules as set forth in the table on page 12. In arriving at this determination, the Board thoroughly considered the consulting arrangement with Mr. Swindells and confirmed his independence and ability to exercise independent judgment. Due to the Board’s voluntary application of a heightened independence standard, Mr. Swindells does not serve on any Board committees.

In fiscal 2022, the independent directors met without Company management present at all regular meetings of the Board.

Board Leadership

As part of the Board’s CEO succession plan, Bill Furman continued to lead the Board of Directors in the newly-created role of Executive Chairman until his retirement as an executive officer on August 31, 2022. Mr. Furman will remain as a director until January 2024. The Board maintained an independent Lead Director while the Chairman of the Board (and later Executive Chairman) was not an independent director. Admiral Thomas Fargo was elected Lead Director by the independent directors in 2021 and served until his election as independent Chair of the Board effective September 1, 2022, satisfying the Board’s policy of only independent directors being eligible for the role.

The independent Chair of the Board serves stakeholder interests by:

•	Presiding at all meetings of the Board

•	Providing stability and leadership during the CEO transition

•	Leading regular executive sessions of the independent directors, which are held at every regularly scheduled Board meeting

•	Approving Board schedules, meeting agendas and other Board matters

•	Making requests of the CEO and providing feedback regarding the Board’s requirements and observations

•	Consulting with the CEO on Company strategy and providing advice and feedback

•	With the Chair of the Nominating and Corporate Governance Committee, implementing and participating in the Board self-assessment process

•	Acting as a liaison between the independent directors and the CEO and generally representing the independent directors on the Board

•	Engaging with shareholders and supporting committee chairs in engagements as appropriate

Annual Evaluations

Our Board conducts an annual evaluation of itself, its committees and each director, individually, to ensure effective functioning. In addition:

•

The Chair of the Board (formerly the Lead Director) and Chair of the Nominating and Corporate Governance Committee meet individually with each director to discuss goals, solicit feedback and address important matters

•	The Chair of the Board works with each committee chair to assess development opportunities and implement changes based on feedback received in the annual evaluations

•	In 2022 the Board conducted a survey of directors to evaluate areas of strength and opportunities to supplement the Board’s existing skills and experience

•	Directors certify each year that they understand and comply with the Company’s Code of Business Conduct and Ethics

•	The Board receives regular anti-bribery and Foreign Corrupt Practices Act training

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CORPORATE GOVERNANCE

Board Refreshment

Our Board best serves the Company and its stakeholders when there is a balance between new directors with fresh perspectives and longer serving directors who bring continuity in a cyclical business.

To promote thoughtful Board refreshment, we have:

•	Appointed a total of six new directors (55% refreshment) since 2017 to enhance diversity of experience, prepare for future retirements and supplement the Board’s existing skills

•	Elected an independent Chair of the Board, Admiral Thomas Fargo

•	Continued committee refreshment with the appointment of Ambassador Antonio Garza to the Nominating and Corporate Governance Committee and James Huffines to the Audit Committee

•	Required that directors must meet a heightened standard of independence to serve on a committee

The size of the Board is currently 11 directors. The Board has determined this is the appropriate size at this time. In accordance with our governing documents and in connection with our Board refreshment process, the size of the Board will periodically fluctuate as new directors are appointed to overlap with directors who are not standing for election, allowing for a robust onboarding process.

Following are key metrics reflecting the balance of skills, qualifications and experience on our Board.

To ensure the Board operates at the highest level, Greenbrier supports continuing education programs and performs annual evaluations, in addition to maintaining a comprehensive orientation program for all new directors. These programs, including a membership with the National Association of Corporate Directors, contribute to increased levels of Board skills and knowledge as well as a current understanding of the landscape of risks and opportunities, best practices and current governance trends. The Company is continually seeking to improve Board performance including additional training if needed when a director assumes a new leadership role. The Company pays the reasonable expenses of directors who attend continuing education programs.

10	2023 Proxy Statement	THE GREENBRIER COMPANIES

CORPORATE GOVERNANCE

Board Experience

Experience Contributions

CEO/President

Diversity Initiatives

Financial Expertise

Government/Military

International

Legal Training

Public Company

Public Policy

Rail/Transport/Industrial

Risk Management

Talent Development

The Nominating and Corporate Governance Committee considers a variety of factors including professional experience and demonstrated skills, diversity of gender, race, ethnicity, sexual orientation, age, as well as cultural and geographical background in evaluating candidates for membership on the Board. The Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect the Company’s business and its stakeholders. In general, the composition of the Board is diversified across financial, operational, accounting, legal and corporate governance expertise, as well as expertise within the Company’s business and industry, including experience in global markets, public policy, manufacturing, finance and rail. All candidates for director nominees, including self-nominated candidates, shareholder suggested candidates, and board-identified candidates, are thoroughly evaluated and considered in the context of current perceived needs of the Board as a whole. The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience and background of our Board is appropriate for the Company, including conducting a survey of directors in 2022 to evaluate areas of strength and opportunities to supplement the Board’s existing skills and experience.

THE GREENBRIER COMPANIES	2023 Proxy Statement	11

CORPORATE GOVERNANCE

Board Committees, Meetings and Charters

Below is a general overview of the role of each committee.

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

The Compensation Committee focuses on increasing shareholder value by setting compensation for senior management and is responsible for:

1)   Oversight of compensation strategy and incentive plans design, metrics and targets for Company executives

2)   Oversight of executive officer compensation, evaluating CEO performance and recommending CEO compensation to the Board

3)   Reviewing policies relating to director compensation and stock ownership guidelines

4)   Assessing the independence of any compensation consultants

5)   Engaging with shareholders to solicit feedback and understand compensation priorities

The Audit Committee safeguards our shareholders’ investment in the Company by overseeing:

1)  The integrity and public reporting of the Company’s financial statements

2)  Company compliance with legal and regulatory requirements

3)  Performance of the Company’s internal audit plan and functions and internal controls

4)  Engagement and oversight of the Company’s independent registered public accounting firm

5)  Cybersecurity and information technology resilience and security

6)  Identification and evaluation of any related party transactions

The Nominating and Corporate Governance Committee works to ensure that stakeholders are effectively represented by overseeing:

1)  Board refreshment, including the identification of director nominees

2)  The process and protocols regarding CEO succession

3)  The structure and composition of Board committees

4)  Annual evaluations of the Board and its committees

5)  Risk monitoring, except if specifically reserved to another committee

6)  The Company’s Inclusion, Diversity, Equity, Access and Leadership (IDEAL) program

7)  Environmental, social and governance (ESG) matters and reporting

8)  Shareholder engagement to solicit feedback and understand governance priorities

9)  Human capital management

During fiscal 2022, the Board at large held five meetings, the Audit Committee held four meetings, the Nominating and Corporate Governance Committee held four meetings, and the Compensation Committee held five meetings. Each of our current directors attended 75% or more of the total Board and Board committee meetings on which the director served in fiscal year 2022 although all directors are invited and encouraged to attend all committee meetings. The independent directors met regularly in executive sessions without Company management present throughout fiscal 2022. The Chair of the Board (formerly the “Lead Director”) conducts and presides at each executive session. The Company’s policy is to encourage Board members to attend the Company’s Annual Meetings of Shareholders. All of the Company’s then-serving directors attended the Annual Meeting of Shareholders held on January 7, 2022 (except for one retiring director). The composition of each of the Board committees is set out below.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Thomas B. Fargo (former Lead Director / current Board Chair)			Chair

Wanda F. Felton		, F

William A. Furman (former CEO and former Executive Chairman)

Antonio O. Garza

James R. Huffines		, F

Graeme A. Jack		Chair, F

David L. Starling

Charles J. Swindells

Lorie L. Tekorius (CEO)

Wendy L. Teramoto		, F

Kelly M. Williams				Chair

 Independent          Member         F Audit Committee Financial Expert

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CORPORATE GOVERNANCE

The Board has determined that each member of the Audit Committee is financially literate and that Mses. Felton and Teramoto and Messrs. Jack and Huffines qualify as “audit committee financial experts” under NYSE and SEC rules. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee maintains a written charter. These charters, along with the Company’s Corporate Governance Guidelines, are available on the Company’s website at www.gbrx.com/corporate-governance.

Succession Planning

Executive Succession

The Board provides oversight of key executive officer transitions. Fiscal 2022 finalized a multi-year succession plan that resulted in the refreshment of several executives including the recent successful transitions of Brian Comstock’s appointment to Chief Commercial & Leasing Officer in January 2021 and William Krueger to President of Greenbrier Manufacturing Operations in September 2022.

Our CEO and our Chief Human Resources Officer oversee the talent pipeline initiative for other key positions. This includes creating talent profiles for potential succession candidates and implementing tailored development plans with specific actions.

The Board reviews our talent pipeline initiative quarterly, and meets formally and informally with our CEO, key executives and other high-potential members of senior management.

CEO Succession

As previously disclosed, Lorie L. Tekorius was appointed as CEO in March 2022. Her accession to the office of CEO was the result of a multi-year succession strategy led by the Board, which focused on identifying the best candidate and implementing a smooth transition.

Risk Oversight

The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for risk oversight management. In order to ensure that expertise is dispatched most effectively in risk management, certain other standing committees are given primary risk oversight management responsibility of certain categories of risks, such as the Compensation Committee’s oversight of compensation risk and the Audit Committee’s oversight of certain financial controls and cybersecurity risks. Greenbrier has established an Enterprise Risk Management (ERM) program to ensure risks are addressed in a manner consistent with the overall corporate strategy including a strong focus on cybersecurity. Key risk identification, evaluation and mitigation actions are reviewed quarterly by the Nominating and Corporate Governance Committee, other committees, and, as appropriate, are considered by the entire Board. The entire Board remains actively engaged in the oversight and effective implementation of the ERM program. The Board as a whole is directly engaged in overseeing the management of all significant risks, especially risks that implicate public safety.

The Compensation Committee evaluates the Company’s compensation programs and has concluded that its risks are effectively mitigated by a variety of policies including clawback, hedging and stock ownership policies. The compensation program balances between short-term and long-term incentives and establishes multiple and strategically weighted performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our Code of Business Conduct and Ethics and FCPA Compliance

We strive for the highest ethical standards in all of our business dealings. Our Code of Business Conduct and Ethics guides our Board, executive officers and employees in the work they do for the Company. We work diligently to ensure that all our employees fully understand and are empowered to implement ethical practices and promptly report any noncompliant or suspicious activity. The Company maintains the right to require any employee to supply a written statement certifying compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer. The Company intends to post amendments to or waivers from our Code of Business Conduct and Ethics on the Company’s website at https://investors.gbrx.com/corporate-governance.

Our Code of Business Conduct and Ethics is closely tied to our FCPA and Anti-Corruption Policy. We are an international company, and as such, compliance with all anti-bribery and anti-corruption laws is a key component of our ethics focus. We conduct ongoing compliance training at all our locations across the globe.

THE GREENBRIER COMPANIES	2023 Proxy Statement	13

CORPORATE GOVERNANCE

Shareholder Engagement

We actively and regularly engage with shareholders to identify and understand matters important to them. Our independent Chair of the Board (formerly the “Lead Director”), Board Committee Chairs and Management team are directly involved in these efforts, which are reported to the entire Board. In fiscal 2022, we invited shareholders representing 75% of outstanding shares, including all our top 10 shareholders, to engage on a variety of topics. We engaged with shareholders holding over 40% of shares.

WHAT WE DISCUSSED

•	CEO and other key executive succession planning and compensation

•	Best practices in corporate governance including Board refreshment and risk management

•	Environmental, social and diversity reporting and priorities including human capital management and our IDEAL commitment

•	Compensation plan design process and strategy (for details see Compensation Discussion and Analysis section)

•	Effective alignment of shareholder and executive interests including Total Shareholder Return alignment

•	Shareholder rights and appropriate take-over protections for smaller cap companies

Depending on availability and specific shareholder requests, Greenbrier was represented at these engagements by the Chairs of our Compensation and Nominating and Corporate Governance Committees and by senior executives including our CEO, Chief Human Resources Officer, SVP External Affairs and Treasurer. Shareholder engagement activity and feedback is reported directly to the Board, either by the Committee Chairs, if they participated, or by Management.

Based on shareholder feedback, the TSR modifier element in our long-term performance equity plan was changed for the 2023 long-term performance award and is now structured as a standalone metric, rather than as a modifier.

Environmental and Social

Greenbrier’s 2022 ESG report was published in November 2022 and can be found at www.gbrx.com/ESG/.

Environmental Sustainability

Sustainability is central to Greenbrier. Our core product offerings are not only among the most fuel-efficient modes of transport globally, but freight railcars also maintain a 40-year useful life. We remain dedicated to traditional stewardship by reducing our environmental footprint and meeting or exceeding environmental regulations in the countries where we operate. Greenbrier continues to progress on our sustainability goals which are informed by a materiality assessment completed in fiscal 2021. To ensure sustained alignment, Greenbrier will continue to balance our environmental focus areas and goals with our overall corporate strategy.

Safety

Greenbrier knows ensuring the health and safety of all employees is vital to our success. We believe no one should be injured while working at Greenbrier. In addition to following strict U.S. and E.U. and other applicable requirements, Greenbrier operates under a Health & Safety Management System that was developed consistent with ISO 45001. As part of our safety program, each production shift begins with a safety briefing. Senior Management reviews monthly safety data, while the Board is updated each quarter. Our culture of safety evolves and works towards continuous improvement, as evidenced by an all-time low incident rate of 1.09, a 16% improvement from fiscal 2021’s previous record low of 1.29. This is against a backdrop of adding more than 4,200 employees, an increase of 35%, in fiscal 2022. Notably, several locations have achieved multiple years without a recordable incident. Greenbrier’s safety program is robust, effective and is never taken for granted.

Human Capital Management

With the oversight of our Board, Greenbrier’s approach to human capital management (HCM) is wide-reaching and encompasses many facets including business strategy alignment, talent pipeline planning, diversity and inclusion, training and development, employee well-being, workforce safety and risk mitigation.

Culture and work environment are increasingly vital in retaining talent. During the year, we developed an onboarding framework that provides a consistent and inclusive experience for newly hired Greenbrier employees. We also conducted an employee survey to gain important insights to strengthen our Company and improve the employee experience. Based on the results, we have created actionable goals to enhance communications, provide

14	2023 Proxy Statement	THE GREENBRIER COMPANIES

CORPORATE GOVERNANCE

more robust training and development opportunities, and implement a formal recognition and reward program.

Our HCM strategy also supports our IDEAL (Inclusion, Diversity, Equity, Access and Leadership) commitment. In 2022, we created a framework for Employee Resource Groups (ERGs) at Greenbrier and were pleased by the formation of six ERGs during the year. ERGs are voluntary, employee-driven groups that are organized around a shared interest or dimension and provide an opportunity for employees to network as well as promote cultural diversity, education and professional development of its members, contributing to the success of Greenbrier’s IDEAL mission.

Ensuring our people are healthy, secure and engaged supports our overall emphasis on attracting a diverse talent base and fostering an inclusive culture for our global workforce.

Diversity of Our Leadership

BOARD OF DIRECTORS

Our Board is 36% female versus the Russell 3000 index average of 27%. Greenbrier was previously recognized by the nonprofit, 50/50 Women on Boards, as one of the few Oregon publicly-traded companies with over 20% female representation on the Board. In addition, 27% of our Board is racially or ethnically diverse.

NAMED EXECUTIVE OFFICERS (NEOs)

Our NEO group is 40% gender and racially or ethnically diverse.

For more information on these and other Company priorities, please see our 2022 Environmental, Social and Governance report available at https://www.gbrx.com/esg/.

Related Person Transactions

Under Greenbrier’s written Related Transactions Policy, the Audit Committee of the Board has the responsibility to review and, if appropriate, approve (or, when applicable, ratify) all related person transactions. Standard procedure is for related person transactions to be submitted to the Audit Committee for consideration prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Greenbrier management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the Policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Aircraft Usage. William A. Furman, the retired Executive Chairman of the Board of Directors of the Company, is the ultimate owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft, which may include the aircraft owned by Mr. Furman. During fiscal 2022, charters of the aircraft owned by Mr. Furman were placed with or through the company that manages Mr. Furman’s aircraft aggregating approximately $906,995. The approximate dollar value of the amount of Mr. Furman’s interest in the transactions was $352,376. The fiscal 2022 charters of the aircraft owned by Mr. Furman were reviewed and approved by the Audit Committee in accordance with Greenbrier’s Related Transactions Policy as described in the preceding paragraph.

Contents of Office. In August 2022, in connection with his retirement from all executive offices, Mr. Furman purchased certain pieces of art and office furniture owned by Greenbrier for a total of approximately $50,905. The company obtained an independent appraisal, and Mr. Furman purchased the artwork and furniture at the appraised value. The transaction and the related appraisal were reviewed and approved by the Audit Committee in accordance with Greenbrier’s Related Transactions Policy.

Indebtedness of Management. Since the beginning of fiscal 2022, none of our directors or executive officers has been indebted to us.

Majority Voting Policy

The Company’s Corporate Governance Guidelines establish majority voting procedures with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons, if any, why shareholders who cast withhold votes for the director did so;

THE GREENBRIER COMPANIES	2023 Proxy Statement	15

CORPORATE GOVERNANCE

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in the Company’s best interests and the best interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee will also consider a range of possible alternatives concerning the director’s resignation offer as the Committee deems appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying causes of the majority-withheld vote.

Under the policy, the Board will take formal action on the recommendation within 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives the Board deems relevant. Any director tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board. The Board will also provide an explanation of the process by which the decision was made and, if applicable, its reasons for rejecting the tendered resignation.

Communication with the Board

Shareholders and other interested parties may communicate with members of the Board by mail addressed to the Chair of the Board, to any other individual member of the Board, to the full Board, to the non-management directors as a group or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035 or via email to investorrelations@gbrx.com. Such communications are distributed as appropriate. Please note that communications with directors does not constitute service of process to the Company and that nominations and shareholder proposals must be submitted in accordance with the procedure set forth on pages 49-50.

16	2023 Proxy Statement	THE GREENBRIER COMPANIES

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors appointed Greenbrier’s new CEO (Lorie L. Tekorius) to the Board in March 2022. Under Greenbrier’s bylaws, directors appointed by the Board stand for election at the next Annual Meeting of Shareholders, which is in January 2023. Ms. Tekorius is standing for election as a Class III Director. The four other nominees recommended by our Nominating and Corporate Governance Committee and by the Board of Directors for election are Wanda F. Felton, Graeme A. Jack, David L. Starling and Wendy L. Teramoto as Class II Directors. The Class II candidates are nominated to serve a three-year term, until the Annual Meeting of Shareholders in 2026, or until their respective successors are qualified and elected. Ms. Tekorius will serve a one-year term and is expected to stand for election in January 2024 with the other Class III Directors or until her successor is qualified and elected.

If a nominee is unable or unwilling to serve as a director at the date of the applicable Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MS. FELTON, MR. JACK, MR. STARLING, MS. TERAMOTO AND MS. TEKORIUS. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES.

Directors are divided into three classes, with three directors in Class I and four directors each in Class II and Class III. Typically, one class is elected each year for a three-year term. The following table sets forth certain information about each nominee for election to the Board and each continuing director.

Name	Age	Independent	Positions	Director Since	Committee Memberships	Expiration of Current Term

Class I Directors

Thomas B. Fargo	74		Chair of the Board	2015	C Chair, G	2025
Antonio O. Garza	63		Director	2021	G	2025
James R. Huffines	71		Director	2021	A, F	2025

Class II Directors

*Wanda F. Felton	64		Director	2017	A, F, G	2023
*Graeme A. Jack	71		Director	2006	A Chair, F, C, G	2023
*David L. Starling	72		Director	2017	C, G	2023
*Wendy L. Teramoto	48		Director	2019	A, C, F	2023

Class III Directors

William A. Furman	78		Director and former Executive Chairman	1994		2024
Charles J. Swindells	80		Director	2005		2024
*Lorie L. Tekorius	55		Director and Chief Executive Officer	2022		2023
Kelly M. Williams	58		Director	2015	A, C, G Chair	2024

Independent       A Audit Committee       C Compensation Committee       F Audit Committee Financial Expert       G Nominating and Corporate Governance Committee   *Nominees for Election

THE GREENBRIER COMPANIES	2023 Proxy Statement	17

2022 DIRECTOR COMPENSATION

Members of the Board who are our employees are not separately compensated for serving on the Board. Non-employee directors receive an annual cash retainer fee of $80,000. The Audit Committee chair receives an additional annual cash retainer of $20,000, and each other committee chair receives an additional annual cash retainer of $15,000. The Chair of the Board (formerly the “Lead Director”), Admiral Fargo, receives an additional cash retainer of $70,000. Members of the Audit Committee receive an additional annual cash retainer of $10,000, and Members of the Compensation and Governance Committees receive an additional annual cash retainer of $7,500. All annual retainer fees are paid quarterly in arrears.

For fiscal 2022, under the terms of the Company’s Stock Incentive Grant Program for Non-Employee Directors under the 2021 Stock Incentive Plan, our non-employee directors received an award of restricted stock units for a number of shares of the Company’s Common Stock calculated by dividing $145,000 by the average closing price for the 30 trading days immediately preceding the grant date, rounded up to the nearest whole share. The awards are made annually, immediately after the close of each annual meeting, with such shares vesting on the date of the next annual meeting of shareholders or, if a director is not re-elected, on the one-year anniversary of the date of grant (if earlier). If a non-employee director is appointed between annual meetings of shareholders, then cash retainer fees and grants of restricted stock units occur on a pro rata basis. No such initial award was made in fiscal 2022.

The Company has stock ownership guidelines for its non-employee directors, under which all non-employee directors of the Company are required to acquire and retain holdings of Company stock with a value equal to five times the annual cash retainer fee. All of our nine non-employee directors have satisfied the director share ownership expectation.

In the event a non-employee director ceases to be a director due to death or disability, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted stock units shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted stock units shall automatically be forfeited, and the shares subject to such award shall be available for grant under the 2021 Stock Incentive Plan.

The following table summarizes the compensation of the non-employee Board members for fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas B. Fargo	180,000	148,684	—	328,684
Wanda F. Felton	97,500	148,684	—	246,184
Antonio O. Garza	86,250	148,684	—	234,934
James R. Huffines	88,333	148,684	—	237,017
Graeme A. Jack	125,000	148,684	—	273,684
Duane C. McDougall (Retired January 2022)	52,500	—	—	52,500
David L. Starling	95,000	148,684	—	243,684
Charles J. Swindells	80,000	148,684	120,000(2)	348,684
Wendy L. Teramoto	97,500	148,684	—	246,184
Donald A. Washburn (Retired January 2022)	40,000	—	—	40,000
Kelly M. Williams	120,000	148,684	—	268,684

(1)

Amounts shown in this column are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized by them if and when the restricted stock awards vest. Each director, except for Mr. McDougall and Mr. Washburn, received 3,327 restricted stock units during fiscal 2022. As of August 31, 2022, each director, except for Mr. McDougall and Mr. Washburn, held 3,327 unvested restricted stock units and 68 dividend equivalent rights that are subject to the same vesting, payment and other terms, conditions and restrictions as the restricted stock units. As of August 31, 2022, Mr. McDougall and Mr. Washburn held no unvested restricted stock units.

(2)	Represents consulting fees paid to Mr. Swindells in fiscal 2022 pursuant to a consulting agreement with the Company entered into in January 2016.

18	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis	19

Executive Summary	19

Say-on-Pay Vote and Shareholder Engagement on Compensation	19

Payouts and Pay-for-Performance Alignment	21

CEO and Executive Chairman Pay	25

Executive Compensation Program for 2022	25

Executive Compensation Paid for 2022	28

Executive Compensation Tables	35

Material Terms of Executive Employment Agreements and Other Arrangements	37

Pay Ratio	42

Compensation Discussion and Analysis

While we regularly engage with shareholders throughout the year, there is a very short window between the publication of proxy advisor reports and the Annual Meeting. We encourage shareholders to reach out to us as early as possible at investorrelations@gbrx.com if you would like a meeting with our Board or Management to discuss this Proxy Statement.

Executive Summary

This section discusses material information relating to our executive compensation program and plans for our named executive officers or “NEOs” for fiscal 2022:

William A. Furman,

Executive Chairman

(Principal Executive Officer until August 31, 2022)

Lorie L. Tekorius,

Chief Executive Officer and President

Alejandro Centurion,

Executive Vice President and President of Global Manufacturing Operations

Brian J. Comstock,

Executive Vice President, Chief Commercial & Leasing Officer

Adrian J. Downes,

Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Say-on-Pay Vote and Shareholder Engagement on Compensation

We continued our consistent practice of shareholder engagement and summarized the topics discussed on page 14. We were pleased that 88% of voting shareholders approved, on an advisory basis, the compensation of the named executive officers as reported in the 2022 proxy statement. The Compensation Committee believes the voting result reflects strong and continuing support for the Company’s executive compensation program and considers the outcome of the annual advisory vote in our evolving compensation practices.

An outcome of our engagement since the filing of our last proxy statement was to change the TSR modifier element in our long-term performance equity program to be a standalone metric.

THE GREENBRIER COMPANIES	2023 Proxy Statement	19

EXECUTIVE COMPENSATION

Fiscal 2022 Focus and Accomplishments

Fiscal 2022 was a year of significant transition. Our business began to emerge from the COVID-19-related downturn, navigated supply chain disruptions and managed through labor shortages while increasing production to meet the improving demand environment. We increased production rates by 50% globally, including a production increase of 75% in our core North American market, which required a headcount increase of 35%.

The safety and well-being of our employees remains Greenbrier’s primary focus and responsibility. We are proud that our safety results in fiscal 2022 set a new record – even with the significant increase in headcount and labor hours.

Against this backdrop, the Board guided Greenbrier through the retirement of our co-founder, William A. Furman. The appointment of Lorie L. Tekorius as CEO in March 2022 and William Krueger as the President of Manufacturing Operations in September 2022 completes a multi-year process resulting in a new senior management team and positions the company to grow shareholder value.

Additional accomplishments:

•	Maintained a strong market share to improve profitability and support future growth

•	Grew new railcar backlog by 2,900 units and $670 million of value from prior year

•	Fixed the interest rate of the majority of Greenbrier’s long-term debt to minimize risk in the rising rate environment

•

Continued an annual dividend of $1.08 per share. Greenbrier has returned $169.7 million to shareholders through dividends over the last five fiscal years and sustained a strong balance sheet and profitability in a highly cyclical business. Fiscal 2022 marks eight consecutive years of dividend payments by the Company and saw record dividend payments of $35.8 million.

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EXECUTIVE COMPENSATION

Payouts and Pay-for-Performance Alignment

SHORT-TERM INCENTIVE AWARD GOALS AND PAYOUTS

The Compensation Committee set robust financial and strategic goals in fiscal 2022. Due to the timing of Greenbrier’s fiscal year, compensation targets for fiscal 2022 were set in August 2021. At this time, global COVID cases were averaging nearly 17 million each month and new strains were regularly emerging. The contours and potential impact of the pandemic made this one of the most challenging times in Greenbrier’s history to set incentive compensation goals.

For fiscal 2022, the Compensation Committee set an annual incentive EBITDA goal of $180 million and an EPS goal of $0.66, reflecting the unusual environment including ongoing supply chain disruptions and labor issues although the freight rail sector was gradually improving. The two financial metric goals are weighted at 40% each and the Strategic goals are weighted at 20%. These metrics are designed to align the financial performance of the Company with shareholder returns.

In 2022, EBITDA was set higher than the prior year achievement. When setting the goal for 2022 EPS, the Compensation Committee considered the fact that 2021 Adjusted EPS included debt extinguishment adjustments and tax benefits from the CARES Act that benefited EPS but had no impact on EBITDA. Excluding these items, the EPS target in 2022 was set higher than 2021.

Fiscal 2022 EBITDA was $231.3 million, resulting in a payout of 142.8%, and EPS was $1.40, resulting in a payout of 200.0%. These account for 80% of the payout determination. The Strategic Goals payout was 137.5%, which account for 20% of the payout determination. See below for discussion of the Strategic Goals. This resulted in a blended payout of 164.6% of the target award level to the NEOs. Management achieved this financial performance through a 50% increase to new railcar production, including a production increase of more than 75% in our core North American market, enabled by a 35% increase in headcount and a stronger-than-anticipated demand environment for leased railcars. Greenbrier will sell (“syndicate”) new railcars with leases attached to financial partners, generating more profit than selling a railcar without a lease attached.

THE GREENBRIER COMPANIES	2023 Proxy Statement	21

EXECUTIVE COMPENSATION

The Compensation Committee made no adjustments to EBITDA and EPS in 2022. EBITDA, Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures that management believes are helpful in evaluating our financial performance. See Appendix B for a reconciliation of these measures to the most comparable GAAP measures.

(1)	2021 EBITDA excludes $5.1 million of additional COVID-19 employee safety expenses beyond what was originally expected in 2021.
(2)	2021 EPS excludes $0.20 of debt extinguishment and incremental interest expense and $0.12 for COVID-19 expenses that exceeded expectations.

STRATEGIC GOALS

For fiscal 2022, the strategic goals set for NEOs in the annual incentive program were tied to successful execution of succession plans for the CEO, Manufacturing President, key talent development and to execute to Inclusion, Diversity, Equity, Access and Inclusion (IDEAL) goals. The NEOs could have earned between 0% and 150% payout based on achievement of the strategic goals. The Compensation Committee determined that a 137.5% payout was appropriate for the successful completion of these goals.

Strategic Achievements for fiscal 2022:

•  Successfully executed CEO transition in March 2022, as well as a transition plan for the President of Global Manufacturing Operations. Other senior leader transitions included the head of Global Sourcing, head of the Engineering organization and the Chief Information Officer. With these thoughtful and seamless transitions, the leadership team is poised to continue advancing the business.

•  Established an Employee Resource Groups (ERGs) framework as a way to empower employees with a particular commonality to connect and support each other. Original goal was to begin with two groups but a total of six ERGs were started by employees in fiscal 2022.

•  Launched IDEAL onboarding program that facilitates a consistent experience for new hires with a clear vision of our company and our values.

•  Conducted an employee survey to gather employee perceptions and establish a baseline to measure progress. 72% of employees across our U.S. locations participated. Companywide results and site-specific action plans were communicated throughout the organization.

22	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

LONG-TERM PERFORMANCE EQUITY AWARDS: GOALS AND VESTING

The Compensation Committee sets rigorous targets for our long-term performance equity awards as demonstrated in vesting percentages over the last three years. Targets are set based on Greenbrier’s new railcar backlog and production schedules, current industry demand forecasts derived from external and internal projections and business unit-specific growth initiatives for the upcoming three-year measurement period.

The 2022 long-term performance equity awards vested over a three-year performance period that began in September 2019. The Compensation Committee’s targets for these awards were EBITDA and ROIC with a TSR modifier. The EBITDA targets were set higher than in any previous year with the anticipation of industry recovery and growth resulting from acquisitions. Targets were set pre-COVID and based on expected industry deliveries at the time. Further, the Threshold ROIC was set at Target to encourage management to execute on synergies and de-lever after the largest acquisition in Company history, which was completed in July 2019. EBITDA and ROIC are non-GAAP financial measures that mana gement believes are helpful in evaluating our financial performance. See Appendix B for an explanation of how these measures are calculated.

Fiscal 2020—2022 Long-Term Performance Equity Goals ($ in millions)

	EBITDA (80% Weighting)	ROIC (20% Weighting)	Payout

Threshold (Minimum)	$770	11%	50%

Target (Goal)	$1,100	11%	100%

Maximum	$1,463	15%	200%

Actual	$658	5%	0%

Actual industry deliveries were over 30% lower than expectations when the metrics were established in October 2019 due to the COVID-19 pandemic and resulting market pressures. No payout was achieved for long-term performance awards for the fiscal 2020 to 2022 performance period as the actual results did not exceed the threshold performance goal for either metric. No adjustments were made to our performance goals or payout levels even though the COVID-19 pandemic impacted the majority of the vesting period.

THE GREENBRIER COMPANIES	2023 Proxy Statement	23

EXECUTIVE COMPENSATION

COMPARATIVE PERFORMANCE

The Compensation Committee and full Board regularly review our performance compared to Trinity Industries, Inc. (ticker: TRN), our primary direct competitor in the railcar manufacturing industry. We have not included Freightcar America, Inc. (ticker: RAIL) in this analysis due to the small size of their company and position in the competitive landscape. Greenbrier has consistently generated higher returns than Trinity on a one-, three- and five-year basis. ROIC is a non-GAAP financial measure that management believes is helpful in evaluating our financial performance. See Appendix B for a reconciliation of this measure to the most comparable GAAP measure.

1-Year Metrics*

(in percent)

Company	ROE	ROA	ROIC

The Greenbrier Companies	4.1	1.7	2.3

Trinity Industries	5.2	0.9	1.9

                        Source: S&P Capital IQ and public company filings.

3-Year Metrics*

(in percent)

Company	ROE	ROA	ROIC

The Greenbrier Companies	4.5	2.1	3.4

Trinity Industries	(1.3)	(0.4)	2.6

                        Source: S&P Capital IQ and public company filings

5-Year Metrics*

(in percent)

Company	ROE	ROA	ROIC

The Greenbrier Companies	6.7	3.4	4.7

Trinity Industries	2.4	1.2	2.6

                        Source: S&P Capital IQ and public company filings. Trinity completed the spin-off of Arcosa, Inc. in November 2018.

*Greenbrier operates on a fiscal year ending August 31 while our direct competitor, Trinity Industries, operates on a calendar year ending December 31. For the purpose of providing a similar comparison to our direct competitor, our performance metrics were based on the last twelve months ending May 31st. At the time of the drafting of this proxy, Trinity Industries’ latest available reported financials were as of June 30, 2022. For reconciliation see appendix B.

Over the three-year period from September 1, 2019, to August 31, 2022, Greenbrier’s Total Shareholder Return has performed in-line with the Russell 3000 and S&P 600 Small Cap indices, and below Trinity performance. Since Greenbrier operates in a cyclical industry, we believe that Greenbrier’s share price was impacted and amplified by the global economic turmoil of the COVID-19 pandemic and war in Ukraine. Stock market fluctuations that are disconnected from company fundamentals can inappropriately discount or ignore the long-term trends at Greenbrier, including substantial long-term revenue and market share growth and consistent returns of capital to shareholders through dividends. We believe Greenbrier’s one-year TSR reflects an amplification of this cyclicality while Trinity benefits from the stability of their significant railcar lease fleet.

Company / Index	One-Year TSR (9/1/21 – 8/31/22)	Three-Year TSR (9/1/19 – 8/31/22)

The Greenbrier Companies, Inc.	(25.1%)	12.4%

Russell 3000	(13.3%)	11.9%

S&P 600 Small Cap	(12.1%)	10.4%

Trinity Industries, Inc.	(3.8%)	17.6%

                        Source: Compustat and IBES, Equilar.

24	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Fiscal 2022 CEO and Executive Chairman Pay

Lorie L. Tekorius became Greenbrier’s CEO on March 1, 2022. Ms. Tekorius is a long-tenured leader within Greenbrier and a recognized leader within the industry, bringing significant industry and company-specific knowledge. The Board believes that appropriately incenting Ms. Tekorius is key for stability during this leadership transition, which comes at a pivotal moment in our business operations. Our compensation program is designed to align the CEO’s compensation with Company performance. Stock-based compensation provides a direct incentive for improved share price performance. Ms. Tekorius’ equity risk, including unvested restricted stock units, as of August 31, 2022, was over 246,000 shares, valued at approximately $7.0 million. The Board and Ms. Tekorius are equally aware of the impact market volatility in our share price has had on total shareholder return performance. The Board believes that Ms. Tekorius’s compensation is clearly aligned with the interests with shareholders.

William A. Furman was Greenbrier’s Executive Chairman until his retirement from all executive offices on August 31, 2022. His compensation was primarily based on an employment agreement entered into before 2010. Upon the outbreak of COVID-19, Mr. Furman voluntarily reduced his base salary by nearly 25% and opted to receive payment of his fiscal 2020 and 2021 annual incentive awards in stock, not cash, to support Greenbrier’s liquidity goals. Mr. Furman worked closely with the Board and executive management team over the past two years to position the Company for long-term success and for a smooth transition following his retirement. Mr. Furman remains a top 20 shareholder and as of September 1, 2022, his total equity risk, including unvested restricted stock units, is over 522,000 shares valued at approximately $14.9 million.

As shown by the below-Target long-term performance payouts for multiple years in the Long-Term Performance Vesting Percentage chart on page 23, including no payout in fiscal 2022, there is a strong link between pay and performance.

Executive Compensation Program for Fiscal 2022

EXECUTIVE COMPENSATION PRINCIPLES

The Compensation Committee designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. The current compensation strategy is designed to strengthen and continually reinforce the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term success of the business, our shareholders and other stakeholders

•	Attract, develop, retain and motivate key executives to drive our business and financial performance

•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incent the management team to create long-term shareholder value by balancing growth and return on capital at all points in the business cycle

Our compensation principles state that:

•	A significant portion of compensation should be performance-based

•

Total direct compensation is competitive with the market and based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan

•	Annual incentive awards should be aligned with the Company’s operating, financial and strategic objectives while considering the cyclical nature of our business

•	Long-term incentive plans should promote retention and reward absolute performance as well as relative performance to appropriate peers

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned

THE GREENBRIER COMPANIES	2023 Proxy Statement	25

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAM DESIGN

The following table provides a snapshot of the elements of pay for NEOs and explains why each element is provided.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Settlement

Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash

Performance- Based	Annual Incentive	Achievement of specific financial and strategic goals	• Drive achievement of key business results on an annual basis	Cash
	Long-Term Equity	Achievement of specific financial goals including relative financial performance	• Reward achievement of long-term objectives over a three-year performance period • Directly ties interests of our NEOs to those of our shareholders	GBX Shares

Time-Based	Long-Term Equity	Creation of long-term shareholder value	• Retain talent • Vest ratably over a three-year period at then stock price	GBX Shares

Rationale for Selection of Performance Metrics

The Compensation Committee considers a variety of factors including annual input generated from shareholder engagement, the macro business environment, backlog of Company and industry orders, expected delivery schedules and data related to the railroad industry that affects demand including velocity of the railroads, available railcar supply, and railcar loading trends and forecasts by commodity and railcar type.

26	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PRACTICES

CHANGES THIS YEAR

TSR Metric Based on shareholder feedback, for fiscal 2023 we have restructured the relative TSR metric in the long-term performance equity program to be a weighted metric rather than a modifier.
WHAT WE DO

Limits on Awards The number of shares or dollar value of awards an employee may receive in any fiscal year is capped.

Pay-for-Performance 62% of our CEO’s, 71% of the Executive Chairman’s and 64% of our other NEOs total possible direct compensation is performance-based.

Robust Stock Ownership Guidelines We have stock ownership guidelines of 6.0x base salary for our CEO, 3.0x base salary for other Executive Officers and 5.0x annual cash retainer for directors.

Performance Weighting RSU grants are weighted at least 60% performance-based and 40% time-based for our NEOs.

Stock Retention Requirements Our NEOs are expected to retain 50% of the after-tax value of compensatory awards until stock ownership guidelines are met.

Annual “Say-on-Pay” Vote Our shareholders are given an annual advisory vote to approve our executive compensation programs. Approximately 88% of shareholders approved the 2022 advisory vote.

Clawback Policy Our policy provides for recovery of performance-based equity awards and incentive compensation paid to executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws.

Independent Compensation Committee 100% independent directors on the Compensation Committee.

Independent Compensation Consultant The Compensation Committee retains an independent compensation consultant and reassesses independence annually.

Annual Review of Compensation Program The Compensation Committee reviews all our compensation programs annually for best practices with input from our compensation consultant.

Annual Compensation Risk Assessment The Compensation Committee conducts an annual risk assessment of our compensation programs to ensure that they do not promote undue risk taking.

Grandfathered Employment Agreements We no longer enter into employment agreements with new executive officers. The legacy employment agreements were with Mr. Furman and Mr. Centurion and are no longer in place after their retirements from executive offices on August 31, 2022.

Minimum Vesting Requirements The plan provides for a minimum vesting period of at least one year.

Shareholder Engagement Ongoing engagement with our institutional shareholders regarding our compensation policies and practices.

Measurement Period The measurement period for long-term incentives is three years.

Responsible Share Usage The Compensation Committee reviews share usage for RSU awards annually.
WHAT WE DON’T DO

Hedging/Pledging of Company Stock We prohibit our officers and directors and insider employees from hedging and short selling our publicly traded stock. Our directors and executive officers are prohibited from margining our publicly traded stock and prohibited from pledging our publicly traded stock without advance clearance.

Change of Control (“COC”) We do not accelerate equity awards upon a COC so long as the acquiring company assumes or continues the awards. Performance-based awards vest only based on actual results measured against performance goals as of the COC. The COC definition excludes transactions with affiliates and corporate reorganizations.

Single-Trigger Change of Control Vesting We do not provide single-trigger acceleration of vesting for equity or cash severance payments upon a change of control. We require both a change of control and termination of an executive’s employment before vesting is accelerated, or severance payments are made (double-trigger).

Tax Gross-Ups We do not provide tax gross-ups.

Option Repricing We do not allow option repricing.

Dividends on Unvested Shares We do not pay dividends on unearned shares or RSUs.

THE GREENBRIER COMPANIES	2023 Proxy Statement	27

EXECUTIVE COMPENSATION

Executive Compensation Paid for Fiscal 2022

Our executive compensation program elements consist of base salary, annual incentive and long-term equity incentive, which has performance-based and time-based components. In fiscal 2022, 62% of actual total direct compensation for our CEO, 71% for our Executive Chairman and 64% for our other NEOs was performance based. Our other NEOs performance percentage of total direct compensation was higher than our CEO’s due to the additional incentive compensation for Mr. Centurion in fiscal 2022.

BASE SALARY

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries for:

•	Annual merit increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments to promote retention

Mr. Furman, our former Executive Chairman, voluntarily reduced the amount of his base salary from $1,050,000 per year to $800,000 per year in April 2020 in response to market conditions and the impact of the COVID-19 pandemic on our business. The reduced salary remained in effect during fiscal 2022. Base salaries for Ms. Tekorius, Mr. Comstock and Mr. Downes were adjusted in January 2022 to reflect changes in their respective roles and responsibilities in conjunction with succession plan transitions that are predominantly complete as of the end of fiscal 2022. Mr. Centurion received a last and final base salary adjustment to compensate him through the transition period and because he had not received an adjustment to base salary in the prior two fiscal years.

ANNUAL INCENTIVE AWARDS

Target incentive opportunities under the annual incentive plan for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market.

Target
Named Executive Officer	(as a % of base salary)

William A. Furman	115%

Lorie L. Tekorius	105%

Alejandro Centurion	100%

Brian J. Comstock	95%

Adrian J. Downes	85%

Our NEO’s fiscal 2022 annual incentive awards are based on achievement of pre-established financial performance goals for 80% of the award potential and strategic goals for 20% of the award potential. Awards earned can range from 0% to 200% of an individual’s target incentive opportunity for the financial goals based on actual financial results (with the threshold payout level set at 50% for each respective financial metric) and 0% to 150% for Strategic goals. Although not used in fiscal 2022, the CEO has discretion to recommend to the Compensation Committee (and the Compensation Committee has discretion in the case of the CEO) to make a downward (but not upward) adjustment of any metrically calculated award of up to 20% to reflect individual performance. The actual fiscal 2022 payouts for the NEOs are presented in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

The performance metrics, their weighting, targets and payout levels are established at the beginning of each fiscal year by the Compensation Committee with input from management and the independent compensation consultant. This process includes a thorough discussion of the risks and variables of management’s financial plan for the upcoming fiscal year including existing backlog, production schedules and forecasts of industry demand. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of the economic outlook for Greenbrier and its industry in particular. A comparable process is used to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive payment is appropriate.

In fiscal 2021, the Compensation Committee established a retirement date of September 1, 2023, and a transition arrangement with Mr. Centurion. The arrangement included an incentive to accomplish specific pre-determined goals, covering the transition period, to ensure a seamless manufacturing leadership transition while also navigating the ongoing effects of COVID-19, ramping up production activity in North America and managing through supply chain issues and talent shortages. As part of this agreement, Mr. Centurion had the opportunity to earn

28	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

additional short-term incentive compensation in fiscal 2022 tied to specific, pre-established performance milestones that addressed operational improvements in North America, implementations of the North American manufacturing system in Europe and talent pipeline and succession placements. The threshold payout is 75% of the target bonus of 105% and a maximum payout of 200% of target. Mr. Centurion’s performance resulted in achievement of 101.1% of the target bonus amount.

Target Setting for Financial Metrics (80%)

For fiscal 2022, achievement of Earnings Per Share (EPS) comprised 40% of each NEO’s total annual incentive and EBITDA made up 40%. Our philosophy is to incent management in both strong and weak markets. Our EBITDA and EPS goals are reflective of our business cycle impacted by emerging COVID-19 variants, supply chain disruptions, continued economic uncertainty amidst a backdrop of slowly improving demand in the freight rail market. Threshold goals continue to reflect a reduced payout percentage of 50%, down from 75% in prior years.

The Compensation Committee balances annual incentive target setting with the need for retention of talent across the organization especially as the long-term incentive plan metrics were not adjusted to reflect the impact of the COVID-19 pandemic and resulting economic volatility. The following table sets forth the financial metrics and goals under the fiscal 2022 annual incentive plan.

2022 Annual Incentive Goals

($ in millions except per share amounts)

	EBITDA	EPS	Payout
Threshold (Minimum)	$125	$0.25	50%
Target (Goal)	$180	$0.66	100%
Maximum	$300	$1.33	200%

Achievement below threshold results in no payout. Payout amounts are interpolated between threshold and target or target and maximum, as appropriate. EBITDA is a non-GAAP financial measure that management believes is helpful in evaluating our financial performance. See Appendix B for a reconciliation of this measure to the most comparable GAAP measure.

Strategic Goals (20%)

For fiscal 2022, achievement of strategic goals made up 20% of each NEO’s total annual incentive award opportunity as detailed on page 22. The Compensation Committee determines the level of achievement of strategic goals for all executive officers (including NEOs) as a group, on a scale of 0 – 150%.

LONG-TERM PERFORMANCE EQUITY AWARDS

Process for Granting Awards

Grants are made in October following the close of the prior fiscal year, approval of the program for the coming fiscal year and approval by the Compensation Committee of the equity pool for grants. We grant RSUs to NEOs at the same time we grant them to other members of management.

The value of the annual long-term incentive awards to each NEO is divided between two types of equity-based awards: time-based RSUs and performance-based RSUs. The weighting of RSU grants is 60% performance-based, measured over a three-year measurement period and 40% time-based, vesting ratably over three years for all NEOs with the exception of Mr. Furman’s award, which was 70% performance-based and 30% time-based. Of Mr. Furman’s 70% performance-based RSUs, 75% are tied to Company financial metrics and the remaining 25% are tied to CEO succession objectives. The 30% time-based RSUs and the performance-based RSUs that vested based on achievement of CEO succession objectives vested September 1, 2022, the date on which Mr. Furman’s employment ended following his retirement as an executive officer on August 31, 2022.

We may make off-cycle or one-time grants to newly hired executives or to NEOs in connection with significant increases in responsibilities, promotions or special circumstances as approved by the Compensation Committee. In fiscal 2022 there were no off-cycle or one-time grants made to NEOs.

To ensure responsible use of shares under our equity program, the Compensation Committee approves a pool for each annual RSU grant with assistance from Mercer, our independent compensation consultant. We consider our actual burn rate, a reasonable multiplier based on share price volatility and current availability of shares under our stock incentive plan.

In determining the specific number of RSUs to be granted to individuals, the intended value of the award was converted into a number of shares by dividing the value by the prior 30 trading day average closing market price of the Company’s Common Stock as reported on the NYSE measured from the day prior to the date of grant of the award. Grants awarded to the NEOs in fiscal 2022 are detailed in the Grants of Plan-Based Awards in Fiscal 2022 table on page 36.

Dividends Paid Only on Vesting

We do not pay dividends on unearned time-based or performance-based RSUs.

Award Types and How Each Fits our Program

Time-Based RSUs

Time-based RSUs are designed to create long-term shareholder value and to retain highly qualified leaders. Time-based RSUs

THE GREENBRIER COMPANIES	2023 Proxy Statement	29

EXECUTIVE COMPENSATION

generally vest annually in the form of Company common stock over a three-year period beginning on the first anniversary following the date of the grant. In fiscal 2022, we made two exceptions to vesting of time-based RSUs in the grants to Mr. Furman and Mr. Centurion in conjunction with their planned retirements as detailed in the Executive Compensation Tables. Mr. Furman’s time-based RSUs vested in full on September 1, 2022, the date on which Mr. Furman’s employment following his retirement as an executive officer on August 31, 2022. Mr. Centurion’s time-based RSUs will vest in full on September 1, 2023, the date on which Mr. Centurion’s employment will end following his retirement as an executive officer on August 31, 2022.

Performance-Based RSUs

Performance-based RSUs are designed to focus attention on, and to reward the achievement of, our long-term financial objectives and sustained appreciation in shareholder value. At the end of the three-year performance period, a percentage ranging from 0% to 200% of the target number of shares initially awarded will be earned based on the extent to which the three-year goals are achieved. For awards granted through fiscal 2022, the resulting payout may be increased or decreased by 10% based on relative TSR performance (i.e., a 100% achievement could become 110% or 90%). The TSR modifier is used if Greenbrier is in the top three or bottom three performers at the end of the three-year measurement period among the compensation peer group for the year in which the award is granted. There was no Performance-Based payout in fiscal 2022 and therefore no TSR modifier was applied.

The value of each performance RSU equals the price of one share of our common stock on the date of grant, with payment of earned performance RSUs made in the form of Greenbrier common stock.

The three-year measurement period beginning on September 1 and ending on August 31 was chosen to coincide with our fiscal year.

Based on shareholder feedback, we have restructured the program for fiscal 2023 to include a weighted relative TSR metric rather than a modifier.

Target Setting of Financial Metrics

Our target setting process, conducted at the beginning of each three-year performance period, includes goals related to profitability and return on invested capital while taking into account the cyclical nature of our business. Our targets are designed to incent behavior that enhances long-term shareholder value at all points in the business cycle.

We establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices strong, we emphasize earning a higher return. When the market is weak and prices are under pressure, we emphasize making prudent decisions related to production capacity and other considerations, as well as investments at attractive prices, over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the long term by protecting our core business and market share. When appropriate and supported by the underlying economic conditions and market demand, the Compensation Committee will increase or decrease targets year-over-year to properly incent management.

The Compensation Committee selected EBITDA and ROIC as the metrics for performance RSUs granted in fiscal 2022 for the 2022 – 2024 performance period with a relative TSR modifier to continue to focus on alignment of total shareholder return and executive compensation. As noted above, the Committee has modified the program for fiscal 2023 to include a weighted relative TSR metric, rather than a modifier, as a result of shareholder feedback.

Weighting of the metrics for the fiscal 2022-2024 award is 80% for EBITDA, and 20% for ROIC to emphasize cash flow generation and earnings. Achievement below threshold results in no payout for the respective metric.

Target EBITDA was set at $850 million and target ROIC at 10% for the fiscal 2022 – 2024 performance period. The EBITDA target was set higher than the previous year target, while the ROIC target was unchanged. Both targets reflect an anticipated, but slow, recovery from the lingering effects of the COVID-19 pandemic, supply chain disruptions, talent shortages and the war in Ukraine.

Achievement below threshold results in no payout for the respective metric. Payout amounts are interpolated between threshold and target or target and maximum performance levels, as appropriate. Vesting is independent for each performance criteria.

The Compensation Committee reviewed the use of EBITDA as a metric in both short- and long-term compensation awards. We continue to believe EBITDA is an important measure for incenting both short-term and long-term performance results and correlates with increased shareholder value. This coupled with the ROIC and a relative TSR metric provide alignment with stakeholders.

Mr. Furman’s performance award granted in fiscal 2022 was structured such that 75% of the performance RSUs are subject to the financial performance metrics noted above and 25% are tied to CEO succession objectives.

30	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

EMPLOYEE BENEFITS

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation (NQDC) Plan that permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock or cash awarded under the Company’s long-term incentive plan. The NQDC Plan does not pay or provide for preferential or above-market earnings. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) Plan; shares of Company stock deferred under the NQDC Plan may be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the NQDC Plan. Mr. Comstock and Mr. Downes elected to participate in the NQDC Plan in fiscal 2022; none of the other NEOs elected to defer any portion of their fiscal 2022 cash or equity compensation under the NQDC Plan.

The Company has made discretionary employer contributions on behalf of Mr. Centurion under the target benefit component of its NQDC Plan, which has been discontinued for new participants. Target benefit contributions were designed to provide supplemental retirement benefits to the participating executives in an amount equal to 50% of the executive’s base salary as of age 65 for 15 years. Mr. Centurion has reached age 65 and is no longer eligible to receive employer contributions under the target benefit plan.

The Company makes discretionary contributions under the supplemental retirement program component of the NQDC Plan on behalf of executives who do not participate in the target benefit program, including Messrs. Furman, Comstock and Downes and Ms. Tekorius. Such contributions are credited to a Supplemental Retirement Program account on their behalf under the NQDC Plan. In January 2022, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned for the prior calendar year.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies ensuring the executives’ lives and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO, other than Mr. Furman, participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million (including previous executive-owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender at age 62. Mr. Centurion’s policy has a value of $200,000 and Ms. Tekorius has a target aggregate after-tax cash surrender value of $125,000. Mr. Comstock and Mr. Downes have no target after-tax cash surrender value.

Perquisites and Other Personal Benefits

The Company maintains a program of certain perquisites for NEOs including the use of Company-owned automobiles or automobile allowances, payment of club membership dues, spousal travel benefits, security for international travel, executive medical benefits, and, if applicable, relocation services for executives. Under his employment contract, Mr. Furman received additional retirement-related perquisites that include the use of a remote office near his primary residence in Nevada for an additional two years, the transfer to him of title of a company-owned automobile, and payment of executive medical insurance and benefits for an additional two years. The aggregate value of total perquisites and other benefits for NEOs in fiscal 2022 was $570,594. Excluding Mr. Furman’s retirement benefits, perquisites were $244,646. Please see the Perquisites and Personal Benefits for Fiscal 2022 table and William A. Furman – Retirement Perquisites and Personal Benefits table on page 36 for additional detail. The Company continues to not provide tax gross-ups for perquisites or personal benefits and no longer enters employment agreements. We regularly evaluate our perquisite program balancing employment retention challenges and our own industry practices.

Change-of-Control Agreements—Double Triggers

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided to ensure the stability, continuity and impartiality of our executives in a COC situation. The level of protection is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated, or constructively terminated.

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EXECUTIVE COMPENSATION

GOAL SETTING FOR FISCAL 2023

Looking forward to fiscal 2023, we continue to focus on shareholder alignment and our commitment to pay-for-performance.

2023 Annual Incentive Metrics	2023-2025 Long-Term Incentive Metrics

• Continuing an earnings per share (EPS) metric in our short-term incentive plan, which accounts for 40% of the payout weighting to ensure alignment with shareholder’s interests

• Continuing an EBITDA metric, which accounts for 40% of the payout weighting

• Strategic goals will be 20% of payout weighting and will be focused on three primary areas: strategic evaluation of the global business capacity footprint, successful launch and management of a European leasing business, and implementation of a short-term energy and greenhouse gas reduction strategy

• EBITDA and EPS targets were set higher than 2022 achievement

• After incorporating feedback from shareholders, metrics will include a relative TSR metric with a 20% weighting instead of a relative TSR modifier

• Retain weighting that is heavily performance-based with 60% performance-based and 40% time-based for our NEOs

• Utilizing EBITDA and ROIC to incent earnings, operational cash flow and capital efficiency

• EBITDA target is higher and ROIC is the same as the prior targets set in fiscal 2022

PEER GROUP

Greenbrier’s fiscal 2022 compensation program referred to the 16 companies listed below. The Compensation Committee relies on Mercer, our independent compensation consultant, to periodically review and recommend changes to our peer group for approval. Mercer performs this review and makes recommendations annually, providing substantial detail and support to the Compensation Committee for consideration. For fiscal 2023, the Compensation Committee removed Meritor, as it was acquired by Cummins Inc. Our fiscal 2022 peer group is:

Astec Industries Crane GATX H&E Equipment Services Hub Group Hyster-Yale Materials Handling	Meritor Manitowoc Oshkosh REV Group Terex	Timken Trinity Industries Triton International Wabash National Westinghouse Air Brake

Peer group companies are chosen based on whether they are in a comparable industry, have comparable revenue or market capitalization or compete with Greenbrier for executive talent. The current peer group includes companies in the following sectors: railcar manufacturing; heavy manufacturing; other related manufacturing; after-market products; transportation services; and high-value equipment leasing. Annual revenues of the peer group companies range from approximately one-third to three times Greenbrier’s annual revenue, with Greenbrier approximating the peer group median revenue size.

32	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

COMPENSATION GOVERNANCE

Stock Ownership and Stock Retention

The Company has stock ownership guidelines for its executive officers, under which all executive officers of the Company are expected to retain holdings of Company stock with a value equal to a multiple of base salary ranging from one to six times base salary. The guidelines are 6.0x for CEO and 3.0x for NEOs. The applicable multiple depends on the executive officer’s position with the Company, as set forth below.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No

FORMER EXEC. CHAIRMAN, William A. Furman	6.0x	Yes

CEO & PRESIDENT, Lorie L. Tekorius	6.0x	Yes

EVP, Alejandro Centurion	3.0x	Yes

EVP, Brian J. Comstock	3.0x	Yes

SVP, Adrian J. Downes	3.0x	Yes

Executive officers are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later. They are encouraged to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers have satisfied the executive stock ownership expectation.

Incentive Compensation Claw-Back Policy

The Company has adopted a stand-alone incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The policy applies to all executive officers designated as such by the Board and to all incentive-based compensation granted or paid by the Company, including cash and stock. The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw-back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s delay in adopting final rules.

Policies Regarding Hedging and Pledging of Company Stock

The Company’s Policy Regarding Trading in Company Securities prohibits its directors, executive officers and employees from hedging the economic risk of owning shares of Company stock (including engaging in short sales, trading in or writing options on Company securities, or entering into other hedging transactions, including, but not limited to, prepaid variable forward contracts, zero-cost collars, equity swaps or exchange funds). The policy also restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Board Chair and CEO. No such approvals have been given to date.

Compensation Committee’s Independent Consultant and Compensation Consultant’s Role

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee engaged Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2022: (i) advice on 2022 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2022 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

During fiscal 2022, aggregate fees paid to Mercer for executive compensation services to the Company were approximately $235,000. In addition, Mercer or its affiliates provided services to the Company for casualty consulting, general insurance, actuarial analysis of workers compensation, retirement consulting and salary studies. The aggregate fees for such additional services were approximately $440,325. The decision to engage Mercer or its affiliates to provide these other services was made by management and was reported to the Compensation Committee.

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EXECUTIVE COMPENSATION

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

ROLE OF MANAGEMENT

The Compensation Committee consults with our CEO and our Chief Human Resources Officer (CHRO), when making compensation decisions. Typically, our CEO and CHRO engage with other members of our management team to gather information on corporate and individual performance and their perspective and recommendations on compensation matters. Our CEO makes recommendations to the Compensation Committee regarding compensation matters, including the compensation of our other executive officers. The Compensation Committee uses these recommendations as one of several factors in making compensation decisions, and those decisions do not necessarily follow the CEO’s recommendations.

REGULATORY CONSIDERATIONS

The Compensation Committee considered the tax and accounting consequences of using various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Greenbrier.

Tax Deductibility of Executive Compensation

Our incentive compensation programs have been designed and administered in a manner generally intended to preserve income tax deductions. Section 162(m) generally limits to $1 million per person the amount that the Company can deduct for compensation paid to certain “covered employees” (as defined in Section 162[m]). Although the Company generally considers tax deductibility when structuring our executive compensation arrangements, we may pay compensation that is not tax deductible to the extent we determine that doing so is appropriate based upon business needs.

34	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2022

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards(1) ($)		Non-equity Incentive Plan Compensation(2) ($)		All Other Compensation(3)(6) ($)	Total ($)

William A. Furman	2022	800,000	—	3,257,308	(4)	1,987,545		588,822	6,633,675
Executive Chairman (Retired August 2022)	2021 2020	800,000 945,833	— —	3,421,997 4,827,285		1,136,016 808,266		222,216 263,402	5,580,229 6,844,786

Lorie L. Tekorius	2022	800,000	—	1,666,024		1,382,640		127,742	3,976,406
Chief Executive Officer and President	2021 2020	675,000 625,000	— —	1,638,078 2,749,066		666,792 549,094		116,218 130,790	3,096,088 4,053,950

Alejandro Centurion	2022	633,333	—	1,325,480		1,714,782	(5)	102,128	3,775,723
Executive Vice President and President Global Manufacturing Operations (Retired August 2022)	2021 2020	620,000 620,000	— —	1,228,576 1,110,269		1,286,376 492,825	(5)	328,051 368,132	3,463,003 2,591,226

Brian J. Comstock	2022	562,500	—	1,110,684		879,582		115,041	2,667,807
Executive Vice President, Chief Commercial and Leasing Officer	2021 2020	506,667 445,000	— —	982,847 832,719		452,839 335,104		85,756 90,099	2,028,109 1,702,922

Adrian J. Downes	2022	508,333	—	527,594		711,209		66,221	1,813,357
Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2021 2020	458,333 425,000	— —	491,424 416,343		366,520 284,483		58,630 56,738	1,374,907 1,182,564

(1)

Represents the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of RSU awards, we assume that no RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the NEOs. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs, and reflects the effect of the relative TSR modifier calculated using a Monte Carlo simulation. The estimated grant date fair value for the RSUs granted during 2022 if the maximum number of shares issuable under the performance-vested RSU awards are earned is $5,554,346 for Mr. Furman; $2,678,761 for Ms. Tekorius; $2,110,914 for Mr. Centurion; $1,785,874 for Mr. Comstock and $848,322 for Mr. Downes.

(2)	Represents annual incentive bonuses earned by each NEO under the fiscal 2022 short-term incentive plan for executive officers.
(3)	See “All Other Compensation Table for Fiscal 2022” below for detail on amounts included in this column.
(4)

Excludes $1,236,855 of grant date fair value for 25,919 RSUs that were awarded on October 20, 2021, pursuant to Mr. Furman’s amended employment agreement as payment for his fiscal 2021 annual incentive award and which was included in Mr. Furman’s fiscal 2021 Non-Equity Incentive Plan Compensation.

(5)

Pursuant to Mr. Centurion’s amended employment agreement, fiscal 2022 includes additional short-term incentive award of $672,315 as described in Annual Incentive Awards and fiscal 2021 includes additional short-term incentive award of $703,080.

(6)	Prior year amounts have been recalculated to include additional amounts for spousal travel and personal security.

ALL OTHER COMPENSATION TABLE FOR FISCAL 2022

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Life Insurance ($)	Total ($)

William A. Furman	457,661	131,161	—	—	588,822

Lorie L. Tekorius	19,234	82,008	11,600	14,900	127,742

Alejandro Centurion	54,178	—	11,600	36,350	102,128

Brian J. Comstock	39,521	59,420	11,600	4,500	115,041

Adrian J. Downes	—	50,491	11,600	4,130	66,221

(1)	See additional detail in supplemental table below.
(2)

These amounts represent the Company’s contributions for Mr. Furman, Mr. Comstock and Mr. Downes and Ms. Tekorius to the Non-qualified Deferred Compensation Plan for executive officers who do not participate in the target benefit plan.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

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EXECUTIVE COMPENSATION

PERQUISITES AND PERSONAL BENEFITS TABLE FOR FISCAL 2022

Name	Vehicle Use or Car Allowance ($)	Spousal Travel ($)	Club Dues ($)	Remote Office Benefit ($)	Other ($)(1)	Retirement Benefits ($)(2)	Total ($)

William A. Furman	15,347	16,749	6,873	76,596	16,148	325,948	457,661

Lorie L. Tekorius	13,200	990	5,044	—	—	—	19,234

Alejandro Centurion	13,200	36,320	4,148	—	510	—	54,178

Brian J. Comstock	13,200	3,151	16,682	—	6,488	—	39,521

Adrian J. Downes	—	—	—	—	—	—	—

Total:							570,594

(1)

Consists of payments made on behalf of: Mr. Furman for financial and tax advisors and home computer equipment; Mr. Centurion for executive medical benefit; and Mr. Comstock for executive medical benefit and personal use of Company owned property.

(2)	See additional detail in supplemental table below.

WILLIAM A. FURMAN—RETIREMENT PERQUISITES AND PERSONAL BENEFITS

Remote Office Benefit Continuation for Fiscal 2023 and 2024 ($)	Transfer of Remote Office Contents ($)	Transfer of Vehicle Title ($)	Executive Medical Benefit Continuation for Fiscal 2023 and 2024 ($)	Medical Insurance Continuation for Fiscal 2023 and 2024 ($)	Total ($)

109,746	104,320	58,990	22,292	30,600	325,948

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2022

	Grant Date	Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or RSUs(2) (#)	Grant Date Fair Value of Stock/ RSU Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

William A. Furman	10-20-21				23,478	46,955	93,910		2,297,038

	10-20-21							20,123(4)	960,270

		483,000	1,207,500	2,294,250

Lorie L. Tekorius	10-20-21				10,267	20,534	41,068		1,012,737

	10-20-21							13,690	653,287

		294,000	735,000	1,396,500

Alejandro Centurion	10-21-21				8,488	16,975	33,950		785,433

	10-20-21							11,317(6)	540,047

		736,250(5)	1,271,000(5)	2,480,000(5)

Brian J. Comstock	10-20-21				6,845	13,690	27,380		675,191

	10-20-21							9,126	435,493

		204,250	510,625	970,188

Adrian J. Downes	10-20-21				3,252	6,503	13,006		320,728

	10-20-21							4,335	206,866

		161,500	403,750	767,125

(1)

All amounts reported in these columns represent potential annual incentive award payout amounts under the fiscal 2022 short-term incentive plan for executive officers, if performance had been achieved at the threshold, target and stretch goal levels. Actual short-term incentive awards earned for fiscal year 2022 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Represents time-vested RSUs, which generally vest ratably over three years, subject to continued employment.
(3)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target number of shares under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date, and reflects the effect of the relative TSR modifier calculated using a Monte Carlo simulation.

36	2023 Proxy Statement	THE GREENBRIER COMPANIES

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(4)

Mr. Furman’s time-vested RSU award vested in full on September 1, 2022. Excludes 25,919 RSUs that were granted on October 20, 2021 pursuant to Mr. Furman’s amended employment agreement as payment for his fiscal 2021 annual incentive award, with a grant date fair value of $1,236,855.

(5)	Pursuant to Mr. Centurion’s amended employment agreement, includes additional short-term incentive award as described in Compensation Discussion & Analysis—Annual Incentive Awards on page 19.
(6)	Pursuant to Mr. Centurion’s amended employment agreement, Mr. Centurion’s time-vested RSU award will vest in full on September 1, 2023, based on continued employment with the Company.

Material Terms of Executive Employment Agreements and Other Arrangements

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Messrs. Furman and Centurion. The employment agreements with these NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause. The employment agreements also provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

In fiscal 2020, the Board and Mr. Furman amended Mr. Furman’s employment agreement and set a retirement date of September 1, 2022. In fiscal 2021, the Board and Mr. Centurion amended his employment agreement and set a retirement date from his executive officer position of September 1, 2022, and retirement from the Company on September 1, 2023. In fiscal 2022, the Board amended both employment agreements to adjust the effective date of retirement from all executive offices to be August 31, 2022. None of the terms of these agreements was amended to allow multi-year guarantees for salary increases, non-performance-based bonuses or equity compensation, tax gross-ups, single-trigger change of control payments or liberal change of control definitions.

RSU AWARDS

Each RSU represents the right to receive one share of Company stock upon vesting. Except for the award granted in fiscal 2022 to Mr. Furman, 60% of the total RSUs granted are subject to performance-based vesting and 40% are subject to time-based vesting, as described more fully in the Compensation Discussion and Analysis. 70% of Mr. Furman’s RSU award is subject to performance-based vesting and 30% is subject to time-based vesting. Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

ACCELERATION OF RSUS SUBJECT TO TIME VESTING PROVISIONS

All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Centurion, Comstock, and Downes and Ms. Tekorius will automatically vest upon death or disability. In addition, all time-based RSUs held by Messrs. Furman and Centurion will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ individual agreements. RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any time-based RSUs that are not assumed or continued will accelerate and become fully vested upon COC. In the event of a termination of employment during the two-year period following the COC, time-based RSUs held by the executives that were assumed or continued by the acquiring company will accelerate upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable, as described above.

ACCELERATION OF RSUS SUBJECT TO PERFORMANCE VESTING PROVISIONS

RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) that are not assumed or continued would accelerate and become vested based on actual results measured against performance goals as of the COC. In the event of a termination of employment during the two-year period following the COC, performance-based RSUs held by the executives that were assumed or continued by the acquiring company would accelerate and become vested at target upon the executive’s termination pursuant to the terms of the executive’s employment agreement or COC agreement, as applicable.

The Compensation Committee will determine the level of performance against performance goals through the date of the COC, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or the executive resigns for good reason within two years following the COC, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or COC agreement, as applicable. All performance-based RSUs held by Messrs. Furman, Centurion, Comstock, and Downes and Ms. Tekorius will automatically vest upon death or disability at target levels of performance pursuant to the terms of the RSU award agreements. For the grants made to Mr. Furman in fiscal 2020, 2021 and 2022, in the event Mr. Furman had retired before the end of the performance period, 100% of his performance-based shares earned over the performance period would have vested at the end of the performance period with no prorated adjustment. Under the terms of the employment agreements with Messrs. Furman and Centurion, upon

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EXECUTIVE COMPENSATION

termination of the executive’s employment by the Company without cause or termination by the executive for good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period.

OUTSTANDING EQUITY AWARDS ON AUGUST 31, 2022

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	30,987	(1)	883,439
	20,123	(1)	573,707
	25,919	(1)	738,951
				85,540	(2)	2,438,745
				18,076	(3)	515,347
				54,227	(4)	1,546,012
				11,739	(3)	334,679
				35,216	(5)	1,004,008
Lorie L. Tekorius	4,918	(6)	140,212
	22,925	(7)	653,592
	13,149	(8)	374,878
	13,690	(9)	390,302
				22,133	(2)	631,012
				29,586	(4)	843,497
				20,534	(5)	585,424
Alejandro Centurion	4,372	(6)	124,646
	9,862	(8)	281,166
	11,317	(10)	322,648
				19,674	(2)	560,906
				22,190	(4)	632,637
				16,975	(11)	483,957
Brian J. Comstock	3,279	(6)	93,484
	7,889	(8)	224,915
	9,126	(9)	260,182
				14,756	(2)	420,694
				17,752	(4)	506,110
				13,690	(5)	390,302
Adrian J. Downes	1,639	(6)	46,728
	3,944	(8)	112,443
	4,335	(9)	123,591
				7,378	(2)	210,347
				8,876	(4)	253,055
				6,503	(5)	185,401

(1)	Pursuant to Mr. Furman’s amended employment agreement, the time-based RSU awards granted in October 20, 2020, and October 20, 2021, vested in full on September 1, 2022.

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(2)

Performance-based RSU awards for each of Messrs. Furman, Centurion, Comstock and Downes and Ms. Tekorius granted on October 23, 2019, and subject to vesting contingent on the achievement of performance targets for the performance period ended August 31, 2022. The number of shares and payout value included in the table for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting. Following the end of fiscal 2022, the Compensation Committee determined that the financial performance goals were not achieved and no RSU awards were earned, resulting in these awards terminating in full.

(3)

Performance-based RSU awards for Mr. Furman granted on October 20, 2020, and October 20, 2021, and subject to vesting contingent on the achievement of performance targets for the applicable performance period ending August 31, 2023 and 2024, respectively. The number of shares and payout value included in the table for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(4)

Performance-based RSU awards for each of Messrs. Furman, Centurion, Comstock and Downes and Ms. Tekorius granted on October 20, 2020, and subject to vesting contingent on the achievement of performance targets for the performance period ending August 31, 2023. The number of shares and payout value included in the table for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(5)

Performance-based RSU awards for each of Messrs. Furman, Centurion, Comstock, and Downes and Ms. Tekorius granted on October 20, 2021, and subject to vesting contingent on the achievement of performance targets for the performance period ending August 31, 2024. The number of shares and payout value included in the table for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(6)

Time-based RSU awards for each of Messrs. Centurion, Comstock and Downes and Ms. Tekorius granted on October 23, 2019, and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(7)	Time-based RSU award for Ms. Tekorius, granted on July 7, 2020, vests over a period of two years in annual increments of 50% on the second and third anniversaries of the grant date.
(8)

Time-based RSU awards for each of Messrs. Centurion, Comstock and Downes and Ms. Tekorius granted on October 20, 2020, and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(9)

Time-based RSU awards for each of Messrs. Comstock and Downes and Ms. Tekorius granted on October 20, 2021, and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(10)	Pursuant to Mr. Centurion’s employment agreement, the time-based RSU award granted on October 20, 2021, will vest in full on September 1, 2023.
(11)

Performance-based RSU award for Mr. Centurion granted on October 21, 2021, and subject to vesting contingent on the achievement of performance targets for the performance period ending September 1, 2023. The number of shares and payout value included in the table for these awards is calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

STOCK VESTED DURING FISCAL YEAR 2022

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2022 ($)

William A. Furman	46,840	2,151,950

Lorie L. Tekorius	41,006	1,600,828

Alejandro Centurion	31,957	1,471,940

Brian J. Comstock	11,615	535,146

Adrian J. Downes	5,808	267,597

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

William A. Furman	—	131,161	(329,535)	—	1,700,486

Lorie L. Tekorius	—	82,008	(87,460)	—	599,908

Alejandro Centurion	—	—	(753,031)	—	3,277,469

Brian J. Comstock	226,420	59,420	(330,039)	—	2,450,338

Adrian J. Downes	30,500	50,491	(763,327)	—	2,007,113

(1)	All contribution amounts shown in this column are reported as fiscal year 2022 compensation in the Summary Compensation Table, under “All Other Compensation.”
(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal 2022 compensation in the Summary Compensation Table.

POTENTIAL POST-TERMINATION PAYMENTS

The following descriptions and tables show the benefits that each of the NEO’s, other than Mr. Furman, would be entitled to upon their termination of employment under each of the described scenarios. Because Mr. Furman retired as an executive officer on August 31, 2022, the Benefits Triggered on

Retirement table and description below discloses the amounts that Mr. Furman became entitled to upon his retirement, and the remaining tables show that he was no longer entitled to benefits under any of the other described scenarios because for him they were no longer possible.

THE GREENBRIER COMPANIES	2023 Proxy Statement	39

EXECUTIVE COMPENSATION

Benefits Triggered on Termination Following a Change of Control

The amended and restated employment agreements entered into effective August 28, 2012 with Mr. Centurion, as later amended with respect to Mr. Centurion, provides for certain benefits if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Ms. Tekorius and Messrs. Comstock and Downes have change of control agreements that provide for similar benefits upon their termination of employment under these scenarios. In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30% or more of our stock, consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not shareholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

The following table shows the estimated change of control benefits that would have been payable to the NEOs, excluding Mr. Furman, if a change of control (as defined in the applicable agreement) had occurred on August 31, 2022, and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason,” each as defined in the applicable agreement.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)	280G Capped Amount(6) ($)

William A. Furman	—	—	—	—	—	—	—

Lorie L. Tekorius	3,769,858	9,625	1,558,984	—	—	5,338,467	6,766,294

Alejandro Centurion	2,945,152	49,651	1,212,416	—	26,400	4,233,619	7,343,450

Brian J. Comstock	1,937,943	9,625	578,582	—	—	2,526,150	4,009,759

Adrian J. Downes	1,275,752	11,457	282,762	—	—	1,569,971	2,475,517

(1)

The employment agreement with Mr. Centurion provides for a payment equal to two and one half times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Centurion. The change of control agreement with Ms. Tekorius provides for a payment equal to two and one half times the sum of her current base salary plus the average of the two most recent annual bonuses received by Ms. Tekorius. The change of control agreement with Mr. Comstock provides for a payment equal to two times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Comstock. The change of control agreement with Mr. Downes provide for a payment equal to one and one half times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Downes. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)

If cash severance benefits are triggered, the employment agreements with Mr. Centurion also provides that the Company will pay the cost of life, accident and health insurance benefits paid for by the Company at the time of termination for up to 24 months following the termination of employment except to the extent similar benefits are provided by a subsequent employer. The change of control agreements with Ms. Tekorius and Messrs. Comstock and Downes provide that the Company will pay the cost of all health and welfare benefits paid for by the Company at the time of termination for up to 18 months following the termination of employment except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by the Company for each of these executives as of August 31, 2022.

(3)

Current outstanding equity awards do not accelerate upon COC if they are assumed or continued by the acquiring company. Time-based equity awards that are not assumed or continued accelerate and become fully vested upon COC, and performance-based equity awards that are not assumed or continued accelerate and become vested based on actual results measured against performance goals as of the COC. Upon termination following COC, time-based awards that were assumed or continued accelerate and become fully vested, and performance-based awards that were assumed or continued accelerate and become vested at target pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. The amounts in the table above assume that no equity awards are assumed or continued by the acquiring company and represent the number of shares of unvested restricted stock and RSUs and any additional RSUs issuable to the executive, if any, based on estimate performance multiplied by a stock price of $28.51 per share, which was the closing price of our Common Stock on August 31, 2022. The expense that the Company would record would differ from the amount above under FASB ASC Topic 718 because the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within 24 months following a change of control of the Company by the Company other than for “cause” or by the executive for “good reason,” the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each participating NEO, assuming that the executive terminated employment as of August 31, 2022, following a change of control.

(5)

Pursuant to his employment agreement, the Company will provide Mr. Centurion with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. The amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(6)

Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Code or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

40	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to Mr. Centurion if his employment had been terminated on August 31, 2022, either by us other than for “cause” or by the officer with “good reason,” pursuant to the terms of his employment agreement with the Company. Messrs. Comstock and Downes and Ms. Tekorius do not have employment agreements with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)

William A. Furman	—	—	—	—	—	—

Lorie L. Tekorius	N/A	N/A	N/A	N/A	N/A	N/A

Alejandro Centurion	2,894,182	49,651	1,845,053	—	26,400	4,815,286

Brian J. Comstock	N/A	N/A	N/A	N/A	N/A	N/A

Adrian J. Downes	N/A	N/A	N/A	N/A	N/A	N/A

(1)

The employment agreement with Mr. Centurion provides for lump sum cash severance payments equal to two times the sum of base salary plus two times the average bonus amount. Mr. Centurion also is entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2022, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company, subject to the potential application of the six-month delay requirement applicable to “specified employees” under Code Section 409A.

(2)

The employment agreement with Mr. Centurion provides for continuation of life, accident and health insurance benefits paid by the Company for up to 24 months following the termination of employment by the Company other than for “cause” or by the executive for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by the Company for this officer as of August 31, 2022.

(3)

Under the terms of the employment agreement with Mr. Centurion, in the event of termination of the executive’s employment by the Company without “cause” or the executive’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by Mr. Centurion is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $28.51 per share, which was the closing price of our Common Stock on August 31, 2022, and, with respect to performance-based RSUs held by Mr. Centurion, vesting at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of his employment agreement, Mr. Centurion will continue to be treated as a participant in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above for Mr. Centurion is the estimated amount of two years’ additional contributions under the target benefit program, assuming that Mr. Centurion’s employment was involuntarily terminated as of August 31, 2022.

(5)

Pursuant to his employment agreement, the Company will provide Mr. Centurion with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to Mr. Centurion is contingent upon Mr. Centurion’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that were earned by Mr. Furman with respect to his retirement as an executive officer on August 31, 2022 (after which Mr. Furman ceased serving as an employee effective on September 1, 2022) and the estimated benefits that would have been payable by the Company to the other NEOs if each officer’s employment had terminated on August 31, 2022, by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Retirement Related Perquisites and Personal Benefits ($)		Restricted Stock/RSU Acceleration ($)		Annual Retirement Benefit ($)	Total ($)

William A. Furman	325,948	(1)	5,901,312	(2)	N/A	6,227,260

Lorie L. Tekorius	N/A		N/A		N/A	N/A

Alejandro Centurion	N/A		N/A		N/A	N/A

Brian J. Comstock	N/A		N/A		N/A	N/A

Adrian J. Downes	N/A		N/A		N/A	N/A

THE GREENBRIER COMPANIES	2023 Proxy Statement	41

EXECUTIVE COMPENSATION

(1)

The William A. Furman—Retirement Perquisites and Personal Benefits table above details the types and amounts of retirement-related perquisites and personal benefits that Mr. Furman earned with respect to his retirement as an executive officer on August 31, 2022. Mr. Furman’s employment agreement provided for the following benefits following the termination of his employment until September 1, 2024: continuation of medical benefits paid by the company at the time of termination; continuation of the cost of his remote office paid by the company; transfer to Mr. Furman of the contents of his remote office; and continuation of his executive medical benefits paid by the company. In addition, the company agreed to transfer to Mr. Furman title of the vehicle that the company had previously purchased for his use pursuant to his employment agreement.

(2)

Pursuant to Mr. Furman’s fiscal 2020 award agreement, provided that Mr. Furman remains in service to the Company until November 30, 2021, unvested performance-based RSUs will continue to vest based upon performance during the measurement period, and Mr. Furman will be entitled to receive the number of performance-based RSUs to which he would have been entitled if he remained in service to the Company through the end of the measurement period. Pursuant to Mr. Furman’s fiscal 2021 and 2022 award agreements, provided that Mr. Furman remains in service to the Company until September 1, 2022, unvested performance-based RSUs will continue to vest based upon performance during the measurement period, and Mr. Furman will be entitled to receive the number of performance-based RSUs to which he would have been entitled if he remained in service to the Company through the end of the measurement period. As shown in the table above the number of time based RSUs that vested on September 1, 2022, multiplied by a stock price of $28.51 per share, which was the closing price of our Common Stock on August 31 2022, the number of performance based RSUs that vested on October 18, 2022, multiplied by a stock price of $25.83, which was the closing price of our Common Stock on October 17, 2022 and the number of unvested fiscal 2020, fiscal 2021 and fiscal 2022 performance based RSUs that will continue to vest and that performance goals had been met at currently forecasted levels, multiplied by a stock price of $28.51 per share, which was the closing price of our Common Stock on August 31, 2022. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of the grant and not on the vesting date.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs, excluding Mr. Furman, if each officer’s employment terminated on August 31, 2022, by reason of death or disability.

Name	Estimated Cash Benefit ($)	Annual Insurance Continuation ($)	Restricted Stock/RSU Acceleration(1) ($)	Annual Retirement Benefit ($)	Total ($)

William A. Furman	—	—	—	N/A	—

Lorie L. Tekorius	N/A	N/A	3,618,917	N/A	3,618,917

Alejandro Centurion	N/A	N/A	2,405,959	N/A	2,405,959

Brian J. Comstock	N/A	N/A	1,895,687	N/A	1,895,687

Adrian J. Downes	N/A	N/A	931,564	N/A	931,564

(1)

Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $28.51 per share, which was the closing price of our Common Stock on August 31, 2022. The expense that the Company would record with respect to any such accelerated vesting would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense recognized upon such event is based upon the stock price as of the date of grant rather than as of the vesting date.

PAY RATIO

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Executive Chairman, William A. Furman, to the annual total compensation of our median employee for fiscal 2022.

Fiscal 2022 annual total compensation for our Executive Chairman was $6,633,675. The annual total compensation of our median employee was $11,510. The resulting ratio of our Executive Chairman’s annual total compensation to the annual total compensation of our median employee was approximately 576 to 1.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the Executive Chairman, respectively, who were employed by us on August 31, 2022. As of such date, over 80% of employees were located outside the United States. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees), including any applicable bonus or profit sharing, respectively, for the 12-month period ended August 31, 2022, as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation.

42	2023 Proxy Statement	THE GREENBRIER COMPANIES

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of August 31, 2022, with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,041,582	(1)	N/A	1,971,796	(2)

Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.
(2)	Represents 1,393,859 shares available for grant under the 2021 Stock Incentive Plan and 577,937 shares available to purchase under the 2014 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2022.

Thomas B. Fargo, Chairman

Graeme A. Jack

David L. Starling

Wendy L. Teramoto

Kelly M. Williams

THE GREENBRIER COMPANIES	2023 Proxy Statement	43

PROPOSAL 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking approval on a nonbinding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually. While this vote is non-binding, consistent with the value we assign to shareholder engagement, we consider the outcome of the vote when making future compensation decisions.

At our 2022 Annual Meeting, our advisory vote on executive compensation passed by a vote of approximately 88% of votes cast. We believe this favorable result reflects the alignment between executive pay and performance, as well as regular shareholder engagement efforts and incorporation of feedback.

As discussed in the Compensation Discussion and Analysis beginning on page 19 of this Proxy Statement, we believe that Greenbrier’s executive compensation programs effectively align the interests of our executive officers with those of our shareholders by linking a significant portion of their compensation to Greenbrier’s performance and by providing a competitive level of compensation designed to recruit, develop, retain and motivate talented executives critical to Greenbrier’s long-term success.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through a vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosures.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

44	2023 Proxy Statement	THE GREENBRIER COMPANIES

OWNERSHIP OF GREENBRIER

COMMON STOCK

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of September 30, 2022, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

William A. Furman	317,369		(4)
One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035

Thomas B. Fargo	17,467	(3)(5)	(4)

Wanda F. Felton	11,081	(3)(6)	(4)

Antonio O. Garza	9,604		(4)

James R. Huffines	11,409		(4)

Graeme A. Jack	57,736	(3)	(4)

David L. Starling	13,030	(3)(7)	(4)

Charles J. Swindells	38,298		(4)

Wendy L. Teramoto	22,577		(4)

Kelly M. Williams	15,770	(3)(8)	(4)

Lorie L. Tekorius	135,909	(3)	(4)

Alejandro Centurion	47,274	(3)	(4)

Brian J. Comstock	35,946	(3)	(4)

Adrian J. Downes	21,533	(3)(9)	(4)

All directors and executive officers as a group (15 persons)(11)	761,475	(10)	2.32%

BlackRock, Inc.	5,256,077	(12)	16.10%

55 East 52nd Street New York, NY 10055

The Vanguard Group	3,566,967	(13)	10.92%

100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	2,342,167	(14)	7.17%

Building One 6300 Bee Cave Road Austin, TX 78746

Franklin Mutual Advisors	1,873,641	(15)	5.74%

101 John F. Kennedy Parkway Short Hills, NJ 07078
(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of September 30, 2022, which is 32,652,621 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following September 30, 2022.

(3)

Includes: (a) time-vesting RSUs that vest within 60 days after September 30, 2022, in the amount of 9,303 for Mr. Centurion, 10,266 for Mr. Comstock, 16,057 for Ms. Tekorius and 5,056 for Mr. Downes; (b) shares held in the Nonqualified Deferred Compensation Plan that the individual has a right to acquire within 60 days after September 30, 2022, in the amount of 11,599 for Mr. Fargo, 7,626 for Ms. Felton, 32,327 for Mr. Jack, 8,975 for Mr. Starling and 15,770 for Ms. Williams.

THE GREENBRIER COMPANIES	2023 Proxy Statement	45

OWNERSHIP OF GREENBRIER COMMON STOCK

(4)	Less than 1%.
(5)	Excludes 4,784 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2022.
(6)	Excludes 4,191 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2022.
(7)	Excludes 2,842 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2022.
(8)	Excludes 6,481 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2022.
(9)	Excludes 39,518 shares held in the Nonqualified Deferred Compensation Plan that will be settled solely in cash.
(10)

Includes 43,558 time-vesting RSUs that vest within 60 days after September 30, 2022, and/or 76,297 shares held in the Nonqualified Deferred Compensation Plan that the applicable individual has a right to acquire within 60 days after September 30, 2022.

(11)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.
(12)

As reported in Schedule 13G dated December 31, 2021, and filed with the SEC on January 27, 2022. BlackRock has sole voting power over 5,170,510 shares reported and sole dispositive power over all 5,256,077 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(13)

As reported in Amendment No. 11 to Schedule 13G dated December 31, 2021, and filed with the SEC on February 10, 2022. The Vanguard Group has sole dispositive power with respect to 3,507,618 shares reported. The Vanguard Group has shared power to vote or direct to vote 29,561 shares reported and shared dispositive power with respect to 59,349 shares reported. The Vanguard Group does not have sole voting power over any of the shares reported.

(14)

As reported in Amendment No. 13 to Schedule 13G dated December 31, 2021, and filed with the SEC on February 8, 2022. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 2,295,355 shares reported and sole dispositive power with respect to all 2,342,167 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 13 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(15)

As reported in Amendment No. 3 to Schedule 13G dated August 31, 2022, and filed with the SEC on September 8, 2022. Franklin Mutual Advisors (“FMA”) has sole voting power with respect to 1,774,797 shares reported and sole dispositive power with respect to all 1,873,641 reported. The securities reported herein are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisers, LLC (“FMA”), an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”). When an investment management contract (including a sub-advisory agreement) delegates to FMA investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FMA as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FMA reports on Schedule 13G that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise noted in this Item 4. FMA and the FRI affiliates report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Act.

46	2023 Proxy Statement	THE GREENBRIER COMPANIES

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For fiscal years 2022 and 2021, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for fiscal 2023. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit

Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

In order for this Proposal 3 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is permitted on this Proposal 3. Abstentions will not affect the outcome of voting on this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2023. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2022 and 2021.

Audit, audit-related, tax and all other fees paid to KPMG for fiscal 2022 and 2021 aggregated $5,200,533 and $3,906,120 and were composed of the following:

	2022	2021

Audit Fees	$4,206,257	$3,167,074

Audit-Related Fees	435,913	155,320

Total Audit and Audit-Related Fees	$4,642,170	$3,322,394

Tax Fees	558,362	555,166

All Other Fees	—	28,599

Total Audit, Audit-Related and Tax Fees	$5,200,533	$3,906,120

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements and international statutory audits for fiscal 2022 and 2021 and for consents, comfort letters, reviews of registration statements and similar services that include or incorporate the audited financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for Statement on Standards for Attestation Engagements 16 audits and other attest services related to financial reporting for fiscal 2022 and 2021.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

All Other Fees. This category consists of fees billed for professional services other than the services reported in the categories above, including permissible business process advisory and consulting services.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix A. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

THE GREENBRIER COMPANIES	2023 Proxy Statement	47

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Report of the Audit Committee

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2022, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Wanda F. Felton, James R. Huffines, Wendy L. Teramoto and Kelly M. Williams. Each member of the Audit Committee who served during fiscal 2022 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (NYSE). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2022, in addition to its other work, the Audit Committee:

•

Reviewed and discussed with the Company’s management and independent auditors the effectiveness of the Company’s internal controls and the audited financial statements of the Company as of August 31, 2022, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Commission; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2022, and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2022, for filing with the SEC.

Graeme A. Jack, Chairman

Wanda F. Felton

James R. Huffines

Wendy L. Teramoto

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

48	2023 Proxy Statement	THE GREENBRIER COMPANIES

ANNUAL MEETING INFORMATION

Online Meeting

Our Board of Directors has authorized us to conduct the Annual Meeting solely online via the internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost.

Voting Securities and Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2023 Annual Meeting of Shareholders of the Company. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting online during the meeting. Shareholders can vote via the internet in advance of or during the meeting. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/GBX2023 to vote or submit questions during the meeting. As of November 3, 2022, there were 32,782,692 shares of Common Stock outstanding and entitled to vote, and a majority, or 16,391,347 of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting.

The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $12,500 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Phone: (503) 684-7000, Fax: (503) 684-7553. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Shareholder Proposals

To be eligible for inclusion in the Company’s proxy materials for the 2023 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must have been received not later than July 13, 2022, by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

THE GREENBRIER COMPANIES	2023 Proxy Statement	49

ANNUAL MEETING INFORMATION

Shareholders may bring business before an annual meeting only in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2024 Annual Meeting by a shareholder, notice must be given to the Secretary of the Company in writing on or before the close of business on July 17, 2023. As to each proposal, the notice must set forth: (i) a brief description of the business and reasons for conducting such business at the annual meeting; (ii) the shareholder’s name and address as they appear on the Company’s books; (iii) the class and number of shares beneficially owned by the shareholder; (iv) any material interest of the shareholder in the proposed business and a description of all arrangements between the shareholder and any other person (including their names) in connection with the proposal; and (v) a representation that the shareholder intends to appear in person at the annual meeting to bring the proposed business before the meeting. The presiding officer at an annual meeting will determine whether a matter is properly brought before the meeting and, if not properly brought, the matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only in compliance with the Company’s Amended and Restated Bylaws. For a director candidate to be nominated by a shareholder for the 2024 Annual Meeting, notice of the nomination must be received by the Secretary of the Company in writing on or before the close of business on July 17, 2023. The notice must (i) set forth as to each director nominee (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the nominee or in which the nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act, and the rules and regulations thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of the shareholder, (B) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the shareholder or in which the shareholder has an economic interest through derivative instruments, (C) a description of all arrangements between the shareholder and each proposed nominee and any other person (including their names) pursuant to which the nomination is made by the shareholder, (D) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the candidate named in the notice, and (E) any other information relating to the shareholder that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The foregoing notice must be accompanied by a signed written consent of each proposed nominee named to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2024 Annual Meeting, a proposal to be presented by a shareholder at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must be received not later than July 17, 2023, by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

In order to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s Board’s nominees must provide notice to the Secretary of the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 7, 2023.

Incorporation by Reference

According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the information set forth in the following section of our annual report on Form 10-K is incorporated into this Proxy Statement by reference: “Information about our Executive Officers” from Part I of the Company’s Annual Report on Form 10-K for the year ended August 31, 2022, as filed with the SEC on October 31, 2022.

A copy of the Company’s 2022 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at www.gbrx.com.

50	2023 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX A

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and non-audit services.

Policy Statement

All services provided by the Audit Firm, both audit and non-audit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and non-audit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services

THE GREENBRIER COMPANIES	2023 Proxy Statement	A-1

APPENDIX A - POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES

(defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings. The Audit Committee Chair shall be a Designated Member with the authority to grant pre-approvals when such pre-approvals, in the judgement of the Audit Committee Chair, are appropriate to be granted prior to an Audit Committee meeting.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the non-audit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third-party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.	Broker-Dealer, Investment Adviser or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.

6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.	Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9.	Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Policy last amended by the Audit Committee July 2022.

A-2	2023 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We define EBITDA as Net earnings (loss) before Interest and foreign exchange, Income tax expense (benefit). Depreciation and amortization and Net loss on extinguishment of debt. We believe the presentation of EBITDA provides useful information as it excludes the impact of financing, foreign exchange, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s core business. We believe this assists in comparing our performance across reporting periods.

Reconciliation of Net Earnings to Adjusted EBITDA and EPS to Adjusted EPS

(in millions except per share amounts)

EBITDA

	2022	2021

Net Earnings	$46.9	$35.1

Interest and Foreign Exchange	57.4	43.3

Loss from Debt Extinguishment	—	6.3

Income Tax Expense (Benefit)	18.1	(40.2)

Depreciation and Amortization	102.0	100.7

EBITDA	$231.3	$145.2

COVID-Related Expense Higher than Expectations	—	5.1

Adjusted EBITDA	$231.3	$150.3

EPS

	2022	2021

GAAP EPS	$1.40	$0.96

Loss from Debt Extinguishment & Incremental Interest Expense from New Convertible Notes	—	0.20

COVID-Related Expense Higher than Expectations	—	0.12

Adjusted EPS	$1.40	$1.28

There were no adjustments in Fiscal 2022 to EBITDA and EPS. Fiscal 2021 EBITDA and EPS were adjusted for expenses related to debt refinancing to extend maturities of Greenbrier’s long-term debt by an average of nearly three years and for pandemic-related costs above what was planned.

Long-Term Performance Metrics

EBITDA is defined as net earnings before interest and foreign exchange, income tax expense, depreciation and amortization, excluding significant non-cash charges such as goodwill impairment (to the extent consistent with other public reporting) and may be adjusted for special items as the Compensation Committee deems appropriate.

ROIC is defined as the average annual NOPAT for the measurement period divided by the average invested capital for the four annual periods beginning from the last day of the prior fiscal year through the last day of the measurement period and may be adjusted for special items as the Compensation Committee deems appropriate. NOPAT is calculated as Earnings from Operations + Earnings (Loss) from unconsolidated affiliates – cash paid during the period for Income taxes.

The tables below provide reconciliations for return on average shareholders’ equity, return on total assets and return on invested capital, which can be found on page 24.

Greenbrier operates on a fiscal year ending August 31 while our direct competitor, Trinity Industries, operates on a calendar year ending December 31. For the purpose of providing a similar comparison to our direct competitor, our performance metrics were based on the last twelve months ending May 31st. At the time of the drafting of this proxy, Trinity Industries’ latest available reported financials were as of June 30, 2022.

We believe that these measures provide useful supplemental information to assess our operating performance and to evaluate our efficiency and effectiveness of long-term capital investments and returns to our shareholders on a period-to-period comparison.

THE GREENBRIER COMPANIES	2023 Proxy Statement	B-1

APPENDIX B - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Return on Average Shareholders’ Equity (ROE) and Return on Average Total Assets (ROA)*

In millions, except percentages

	Last Twelve Months Ending May 31,

Greenbrier Return on Average Shareholders’ Equity	2022	2021	2020	2019	2018

Earnings from Continuing Operations**	$60.0	$7.2	$130.7	$92.2	$167.2

Average Equity***	$1,461.4	$1,490.0	$1,487.4	$1,419.5	$1,246.2

Annual Return on average shareholders’ equity	4.1%	0.5%	8.8%	6.5%	13.4%

Return on average shareholders’ equity metrics — 1 year, 3 years and 5 years (ROE)	4.1%		4.5%		6.7%

Average Total Assets***	$3,477.9	$3,153.7	$2,935.9	$2,491.5	$2,369.4

Annual Return on average total assets	1.7%	0.2%	4.5%	3.7%	7.1%

Return on average total assets metrics — 1 year, 3 years and 5 years (ROA)	1.7%		2.1%		3.4%

	Last Twelve Months Ending June 30,

Trinity Industries Return on Average Shareholders’ Equity	2022	2021	2020	2019	2018

Earnings from Continuing Operations**	$73.5	($133.0)	($54.9)	$125.3	$557.0

Average Equity***	$1,420.6	$1,979.2	$2,398.9	$3,392.8	$4,604.4

Annual Return on average shareholders’ equity	5.2%	(6.7%)	(2.3%)	3.7%	12.1%

Return on average shareholders’ equity metrics — 1 year, 3 years and 5 years (ROE)	5.2%		(1.3%)		2.4%

Average Total Assets***	$8,452.9	$8,696.6	$8,717.7	$8,747.7	$9,478.4
Annual Return on average total assets	0.9%	(1.5%)	(0.6%)	1.4%	5.9%

Return on average total assets metrics — 1 year, 3 years and 5 years (ROA)	0.9%		(0.4%)		1.2%

*	Source: S&P Capital IQ and public company filings
**	As presented in S&P Capital IQ.
***	Average equity and average total assets are based on a 5-quarter average for each respective year

B-2	2023 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX B - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Return on Invested Capital (ROIC)*

In millions, except percentages

	Last Twelve Months Ending May 31,

Greenbrier Return on Invested Capital (ROIC)	2022	2021	2020	2019	2018

Operating Income (EBIT)**	$65.0	$17.9	$213.4	140.626	206.871

Taxes Expense (at federal tax rate of 21%)	(13.6)	(3.8)	(44.8)	(29.5)	(43.4)

Earnings from unconsolidated subsidiaries	12.2	0.5	2.8	(8.0)	(22.1)

Net operating profit after taxes	$63.5	$14.7	$171.5	$103.1	$141.3

Average Invested Capital***	$2,817.0	$2,626.3	$2,343.4	$1,909.6	$1,783.6

Annual Return on average invested capital (ROIC)	2.3%	0.6%	7.3%	5.4%	7.9%

Return on average invested capital (ROIC) metrics — 1 year, 3 years and 5 years	2.3%		3.4%		4.7%

	Last Twelve Months Ending June 30,

Trinity Industries Return on Invested Capital (ROIC)	2022	2021	2020	2019	2018

Operating Income (EBIT)**	$165.3	$191.8	$330.4	312.7	194.5

Taxes Expense (at federal tax rate of 21%)	(34.7)	(40.3)	(69.4)	(65.7)	(40.8)

Net operating profit after taxes	$130.6	$151.5	$261.0	$247.0	$153.7

Average Invested Capital***	$6,701.0	$7,025.3	$7,174.6	$7,315.7	$7,363.9

Annual Return on average invested capital (ROIC)	1.9%	2.2%	3.6%	3.4%	2.1%

Return on average invested capital (ROIC) metrics — 1 year, 3 years and 5 years	1.9%		2.6%		2.6%

*

Source: S&P Capital IQ and public company filings. ROIC is considered a non-GAAP financial measure by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. We believe this measure is important to management and investors in evaluating the efficiency and effectiveness of our long-term capital investments. ROIC should be considered in addition to, rather than as a substitute for, other information provided in accordance with GAAP. The most comparable GAAP measures are return on average shareholders’ equity and return on total assets.

**	As presented in S&P Capital IQ.
***

Average invested capital is based on a 5-quarter average for each respective year. Average invested capital is composed of long-term debt (which includes both recourse and non-recourse), minority interest, and common equity.

THE GREENBRIER COMPANIES	2023 Proxy Statement	B-3

THE GREENBRIER COMPANIES

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THE GREENBRIER COMPANIES
One Centerpointe Drive, Suite 200
Lake Oswego, Oregon 97035
info@gbrx.com

www.gbrx.com

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting Go to www.virtualshareholdermeeting.com/GBX2023 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. THE GREENBRIER COMPANIES, INC. ONE CENTERPOINTE DRIVE, STE 200 LAKE OSWEGO, OR 97035 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR all the nominees listed: 1. Election of Directors: Nominees 1a. Wanda F. Felton 1b. Graeme A. Jack 1c. David L. Starling 1d. Lorie L. Tekorius 1e. Wendy L. Teramoto For Withhold The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Advisory approval of the compensation of the Company's named executive officers. 3. Ratification of the appointment of KPMG LLP as the Company's independent auditors for 2023. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000584073_1 R1.0.0.3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com THE GREENBRIER COMPANIES, INC. Annual Meeting of Shareholders January 6, 2023 2:00 PM PST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Lorie L. Tekorius, Thomas B. Fargo and Kelly M. Williams, or any of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE GREENBRIER COMPANIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, PST on January 6, 2023, virtually at www.virtualshareholdermeeting.com/GBX2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side 0000584073_2 R1.0.0.3